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Registration No. 333-121537
Filed Pursuant to Rule 424(b)(3).

We will amend and complete the information in this prospectus supplement. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor solicitations of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated March 15, 2005.

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated January 11, 2005)

3,500,000 Common Units

Representing Limited Partner Interests

        TransCan Northern Ltd. and TC PipeLines GP, Inc., the selling unitholders, are selling 2,800,000 common units and 700,000 common units, respectively, representing limited partner interests in TC PipeLines, LP with this prospectus supplement and the accompanying prospectus. We will not receive any of the proceeds from the sale of common units by the selling unitholders.

        Our common units trade on the Nasdaq Stock Market under the symbol "TCLP". The last reported sales price of our common units on March 14, 2005 was $38.74.

        Investing in our common units involves risks. See "Risk Factors" on page S-12 of this prospectus supplement and beginning on page 5 of the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to the Selling Unitholders (before expenses)	$	$

        TC PipeLines GP, Inc. has granted the underwriters a 30-day option to purchase up to an additional 525,000 common units on the same terms and conditions as set forth above if the underwriters sell more than 3,500,000 common units in the offering.

        The underwriters expect to deliver the common units on or about March     , 2005.

Joint Book-Running Managers

Citigroup	Lehman Brothers

Joint Lead Managers

Goldman, Sachs & Co.	UBS Investment Bank

A.G. Edwards

March    , 2005

Asset Overview

BRITISH COLUMBIA
ALBERTA
HUDSON BAY
NEWFOUNDLAND
SASKATCHEWAN
MANITOBA
Alberta System
QUEBEC
B.C. System
ONTARIO
Canadian Mainline
Foothills Pipe Lines
N.B.
PACIFIC OCEAN
WASHINGTON
Trans Quebec & Maritimes Pipeline
ME.
Gas Transmission Northwest
MONTANA
MINNESOTA
Portland Natural Gas Transmission
Great Lakes Gas Transmission
OREGON
IDAHO
VT
NH
Iroquois Gas Transmission
MICHIGAN
NEW YORK
SOUTH DAKOTA
MA
CT
Tuscarora Gas Transmission
(49% general partner interest)
WYOMING
Northern Border Pipeline
(30% general partner interest)
PENNSYLVANIA
NEVADA
UTAH
ILLINOIS
OHIO
ATLANTIC OCEAN
CALIFORNIA
COLORADO
KANSAS
MISSOURI
VIRGINIA
KENTUCKY
ARIZONA
NEW MEXICO
OKLAHOMA
ARKANSAS
North Baja Pipeline
TC PipeLines, LP partially owned pipeline assets
TransCanada wholly owned pipeline assets
TransCanada partially owned pipeline assets

        This document is in two parts. The first part is this prospectus supplement, which describes our business and the specific terms of this common unit offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this common unit offering. The prospectus relates to the common units offered by the selling unitholders, as well as common units or debt securities we may offer from time to time. If the information about the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

TABLES OF CONTENTS
PROSPECTUS SUPPLEMENT

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference contain forward-looking statements that relate to, among other things, anticipated financial performance, business prospects, strategies, market forces and commitments. Much of this information appears in "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is incorporated by reference from our Annual Report on Form 10-K filed for the fiscal year ended December 31, 2004. The words "believe," "expect," "estimate" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate may or will occur in the future.

        By its nature, such forward-looking information is subject to various risks and uncertainties that could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed. For a detailed discussion of these risks and uncertainties, please read "Risk Factors" beginning at page S-12 of this prospectus supplement and on page 5 of the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the Securities and Exchange Commission (SEC) under the Securities Act of 1933, as amended, that registers the securities offered by this prospectus supplement and the accompanying prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus supplement and the accompanying prospectus.

        In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the Nasdaq Stock Market, Inc., 33 Whitehall Street, New York, New York 10004.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus supplement and the accompanying prospectus and information previously filed with the SEC.

        We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 that we have previously filed with the SEC. It contains important information about us and our financial condition.

        We incorporate by reference additional documents that we may file with the SEC until all of the securities offered by this prospectus supplement have been sold. These documents include Current Reports on Form 8-K, and periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

        You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this document, by requesting them in writing or by telephone from us at the following address:

TC PipeLines, LP
110 Turnpike Road, Suite 203
Westborough, Massachusetts, 01581
Toll Free: (877) 290-2772
Direct Dial: (508) 871-7046.

ii

SUMMARY

        You should carefully read the entire prospectus supplement, the accompanying prospectus and the other documents incorporated by reference to understand fully our business and the terms and risks of the common units, as well as the tax and other considerations that are important in making your investment decision. Unless otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters' option to purchase additional common units.

        For purposes of this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the terms "TC PipeLines," "us," "we," "our" and similar terms refer to TC PipeLines, LP, together with our subsidiary limited partnerships. "TransCanada" refers to TransCanada Corporation and its subsidiaries, excluding TC PipeLines, LP and its subsidiary limited partnerships.

TC PipeLines, LP

        We are a publicly traded Delaware limited partnership formed in 1998 to acquire, own and participate in the management of natural gas pipeline assets located in the United States. TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada, is our general partner and manages our operations. Our principal assets are a 30% general partner interest in Northern Border Pipeline Company and a 49% general partner interest in Tuscarora Gas Transmission Company. Our common units are traded on the Nasdaq Stock Market under the symbol "TCLP".

        Northern Border Pipeline Company.    In May 1999, in connection with our initial public offering, we acquired a 30% general partner interest in Northern Border Pipeline Company (Northern Border Pipeline) from subsidiaries of TransCanada. The remaining 70% general partner interest in Northern Border Pipeline is held by Northern Border Partners, L.P., a publicly traded limited partnership. TransCanada, the indirect owner of TC PipeLines' general partner, is also the indirect owner of 17.5% of the general partner interest in Northern Border Partners, which entitles it to 12.25% of the voting power of the Northern Border Pipeline management committee. The remaining 82.5% of the general partner interest in Northern Border Partners is held indirectly by ONEOK, Inc. through Northern Plains Natural Gas Company and its wholly owned subsidiary, Pan Border Gas Company. As a result, ONEOK controls 57.75% of the voting power of the Northern Border Pipeline management committee. TransCanada and TC PipeLines collectively have 42.25% of the voting power of the Northern Border Pipeline management committee. The Northern Border Pipeline system is operated by Northern Plains Natural Gas Company pursuant to an operating agreement.

        Northern Border Pipeline owns and manages a 1,249-mile natural gas pipeline system that transports natural gas from the Canadian border at Port of Morgan, Montana to markets in the midwestern United States. Northern Border Pipeline connects with multiple pipelines, which allow shippers to access the various natural gas markets served by those pipelines. In the year ended December 31, 2004, Northern Border Pipeline transported approximately 22% of all natural gas imported from Canada to the United States. The Northern Border Pipeline system, which is regulated by the Federal Energy Regulatory Commission (FERC), consists of the following segments:

  •
  822 miles of 42-inch diameter pipe from the Canadian border to Ventura, Iowa with a capacity of 2,374 million cubic feet per day (mmcf/d);

  •
  147 miles each of 30-inch diameter pipe and 36-inch diameter pipe from Ventura, Iowa to Harper, Iowa with a capacity of 1,484 mmcf/d in total;

  •
  226 miles of 36-inch diameter pipe and 19 miles of 30-inch diameter pipe from Harper, Iowa to Manhattan, Illinois (Chicago area) with a capacity of 844 mmcf/d; and

  •
  35 miles of 30-inch diameter pipe from the Chicago area to a terminus near North Hayden, Indiana with a capacity of 544 mmcf/d.

        Tuscarora Gas Transmission Company.    On September 1, 2000, we acquired a 49% general partner interest in Tuscarora Gas Transmission Company (Tuscarora) from a subsidiary of TransCanada. Sierra Pacific Resources Company, an unaffiliated third party (Sierra Pacific), indirectly holds a 50% general partner interest and TransCanada holds a 1% general partner interest in Tuscarora. Tuscarora Gas Operating Company, a subsidiary of Sierra Pacific, operates the Tuscarora pipeline system pursuant to an operating agreement.

        Tuscarora owns a 240-mile, 20-inch diameter, FERC-regulated natural gas pipeline system that originates at an interconnection point with facilities owned by Gas Transmission Northwest Corporation, an indirect wholly-owned subsidiary of TransCanada, near Malin, Oregon and runs southeast through northeastern California and northwestern Nevada to a terminus in Wadsworth, Nevada. Deliveries on the Tuscarora pipeline system are made directly to the local gas distribution system of Sierra Pacific, the pipeline's largest customer, as well as other markets in northern Nevada. The Tuscarora pipeline system has firm contracted capacity to transport approximately 180 mmcf/d of natural gas, which constitutes substantially all of Tuscarora's total capacity.

Business Strategies

        Our objective is to maintain stable and sustainable cash flows and distributions. We will prudently seek opportunities to undertake accretive acquisitions and organic growth projects in order to increase our distributions. Working with our partners, we seek to pursue policies that:

  •
  Maximize the utilization of our regulated pipeline assets;

  •
  Expand our pipeline assets to meet market demand; and

  •
  Promote safe and efficient operations.

        In addition, we intend to execute our business strategies by:

  •
  Maintaining a strong and balanced financial position to:

  •
  maintain a prudent level of available cash for distribution to unitholders;

  •
  fund future growth; and

  •
  broaden our asset base in a disciplined and focused manner;

  •
  Investing in U.S. gas pipelines that are underpinned by strong business fundamentals and provide stable cash flows; and

  •
  Maximizing the benefits of our relationship with TransCanada.

Competitive Strengths

        We believe that we are well-positioned to execute our business strategies successfully because of the following competitive strengths:

  •
  Our pipeline assets hold strategic market positions and comprise a critical transportation link for natural gas imported from Western Canada to the United States;

  •
  By virtue of the successful operating track record of our assets, we believe they are well positioned to continue to operate as trusted and experienced transportation providers to our customers; and

  •
  The senior management team and the board of directors of our general partner have extensive industry experience and include some of the most senior officers of TransCanada. The management team plays a significant role in developing the strategic direction of our pipeline assets and their associated operations, and we believe our ability to grow is enhanced by our affiliation with TransCanada.

Our Relationship with TransCanada Corporation

        One of our principal attributes is our relationship with TransCanada. TransCanada is a major North American energy infrastructure company with 25,600 miles of natural gas pipelines and, including facilities that are under construction or in development, also owns, operates, and/or controls 5,700 megawatts of power generation. TransCanada was founded in 1951 with the objective of transporting natural gas from Alberta to distant markets. Today, TransCanada is engaged in numerous aspects of the energy industry but is primarily focused on natural gas transmission and power services.

        Through our relationship with TransCanada, we have access to a significant pool of management talent and strong relationships throughout the energy industry. We expect to pursue strategic acquisitions in a disciplined manner and to have the opportunity to participate jointly with TransCanada in reviewing potential acquisitions including transactions that we would be unable to pursue on our own. Additionally, we may have the opportunity to make acquisitions directly from TransCanada in the future. TransCanada, however, is under no obligation to allow us to participate in any of its pipeline acquisitions, nor is TransCanada required to offer any of its pipeline assets to us.

Recent Developments

        During 2004, Northern Border Pipeline successfully recontracted, at maximum rates, essentially all of the capacity under contracts that expired on or before November 2004. Most of these contracts were renewed for terms of five to six months. Further, in September 2004, Northern Border Pipeline announced that it had received sufficient customer support for a proposed expansion from various receipt points along the Northern Border Pipeline system for deliveries into the Chicago area. The Chicago III expansion project involves, among other things, construction of a new 16,000 horsepower compressor station in Iowa. Capital costs for the Chicago III expansion project, which is subject to regulatory approval, are estimated at $21 million, and the projected in-service date is April 1, 2006.

        On November 17, 2004, ONEOK purchased Northern Plains Natural Gas Company and Pan Border Gas Company, two of the three general partners of Northern Border Partners, from CCE Holdings, LLC, a joint venture between Southern Union Company and GE Commercial Finance Energy Financial, which had previously purchased Northern Plains Natural Gas Company and Pan Border Gas Company as part of its acquisition of CrossCountry Energy, LLC from Enron Corp. in September 2004. As a result, ONEOK controls 57.75% of the voting power of the Northern Border Pipeline management committee and the Northern Border Pipeline system is operated by a subsidiary of ONEOK.

        On February 24, 2005, Standard & Poor's Ratings Services lowered the corporate credit ratings of Northern Border Partners, L.P. and its 70% owned subsidiary, Northern Border Pipeline, from A- to BBB+, with a stable outlook. Standard & Poor's revised ratings determination was in response to the recent ownership change of the majority general partner interest in Northern Border Partners and modestly heightened concerns over recontracting risk at Northern Border Pipeline as a result of a relatively high degree of shipper concentration and a growing tendency of customers to recontract for capacity for shorter terms. We believe that Northern Border Pipeline's stable BBB+ credit rating will not materially adversely affect TC PipeLines' ability to access the capital markets. Please read "Risk Factors—Northern Border Pipeline and Tuscarora may not be able to maintain existing customers or acquire new customers when the current shipper contracts expire or may choose to recontract for shorter periods or at less than maximum rates" on page S-13 of this prospectus supplement.

Partnership Structure and Management

        Our ownership interests in each of Northern Border Pipeline and Tuscarora are held by our subsidiary intermediate limited partnerships. Set forth in the table below is the aggregate ownership in us before and after the offering:

	Before Offering		After Offering
	Units	Percentage Interest	Units	Percentage Interest
Common Units held Publicly	11,890,694	66.59%	15,390,694	86.19%
TransCan Northern Ltd.	2,800,000	15.68%	—	—
TC PipeLines GP, Inc.	2,809,306	15.73%	2,109,306	11.81%
General Partner Interest(1)	—	2.00%	—	2.00%

	17,500,000	100.00%	17,500,000	100.00%

(1)
Represents the aggregate general partner interest in us on a combined basis.

        Our general partner has sole responsibility for conducting our business and managing our operations. Our general partner does not receive any management fee or other compensation in connection with its management of our business, but it is reimbursed for direct and indirect expenses incurred on our behalf.

        Our mailing address is 110 Turnpike Road, Suite 203, Westborough, Massachusetts 01581, and our telephone number at this address is (508) 871-7046. Our principal executive offices are located at 450-1st Street SW, Calgary, Alberta, Canada, T2P 5H1, and the telephone number is (403) 920-2000.

        The following chart depicts our organizational and ownership structure after giving effect to this offering.

(1)
The remaining 0.825% general partner interest is controlled by ONEOK, Inc.

(2)
Northwest Border Pipeline Company owns a 0.1768% general partner interest, and ONEOK indirectly controls the remaining 0.8333% general partner interest. Northwest Border Pipeline Company has an aggregate 35% of the combined 2% general partner interest in Northern Border Partners and Northern Border Intermediate Limited Partnership.

(3)
The respective 1.0101% general partner interests in each of TC PipeLines Intermediate Limited Partnership and TC Tuscarora Intermediate Limited Partnership are held by TC PipeLines GP, Inc.

(4)
A 50% general partner interest is held by Sierra Pacific Resources Company, and the remaining 1% general partner interest is held indirectly by TransCanada through TCPL Tuscarora Ltd.

The Offering

Common units offered by the selling unitholders	3,500,000 common units; or 4,025,000 common units if the underwriters exercise their option to purchase additional common units in full.
Units outstanding after this offering	17,500,000 common units
Use of proceeds	We will not receive any proceeds from the sale of common units by the selling unitholders in this offering, including from any exercise of the underwriters' option to purchase additional common units.
Cash distributions
Under our partnership agreement, we must distribute all of our cash on hand as of the end of each quarter, less reserves established by our general partner. We refer to this cash as "available cash," and we define this term in our partnership agreement. On February 14, 2005, we paid a cash distribution for the fourth quarter of 2004 of $0.575 per common unit to unitholders of record at the close of business on January 31, 2005.

When our quarterly cash distributions exceed $0.45 per unit in any given quarter, our general partner receives a higher percentage of the cash distributed in excess of that amount, in increasing percentages up to 50% if the quarterly cash distributions exceed $0.69 per unit. For a description of our cash distribution policy, please read "Description of Common Units—Distributions" in the accompanying prospectus.
Estimated ratio of taxable income to distributions
We estimate that if you own the common units you purchase in this offering through the record date for the distribution for the fourth calendar quarter of 2007, then you will be allocated, on a cumulative basis, an amount of federal taxable income for taxable years 2005 through 2007 that will be less than 20% of the cash distributed with respect to that period. Please read "Tax Considerations" in this prospectus supplement for the basis of this estimate.
Nasdaq Stock Market symbol	TCLP
Risk Factors
There are risks associated with this offering and our business. Please refer to page S-12 of this prospectus supplement, page 5 of the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2004 before making a decision to purchase the common units in this offering.

Summary Historical Financial and Operating Data

        We have derived the summary historical financial data as of and for each of the years ended December 31, 2000 through December 31, 2004 from our audited financial statements and related notes. You should read the information below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this prospectus supplement.

TC PipeLines, LP

	Year Ended December 31,
	2000	2001	2002	2003	2004
	millions of U.S. dollars, except per unit amounts
Statements of Income:
Equity Income from Investment in Northern Border Pipeline(1)	$38.1	$42.1	$42.8	$44.5	$50.0
Equity Income from Investment in Tuscarora(2)	0.9	3.6	4.7	5.3	7.5
General and Administrative Expenses	(1.3)	(1.2)	(1.5)	(1.7)	(1.9)
Financial Charges	(0.5)	(1.0)	(0.5)	(0.1)	(0.5)

Net Income	$37.2	$43.5	$45.5	$48.0	$55.1

Net Income per Unit(3)	$2.08	$2.40	$2.50	$2.63	$2.99

Units Outstanding (millions)	17.50	17.50	17.50	17.50	17.50

Balance Sheet:
Cash and Cash Equivalents	$1.5	$9.2	$6.4	$7.5	$2.5
Investment in Northern Border Pipeline(1)	248.1	250.1	242.9	240.7	290.1
Investment in Tuscarora(2)	27.9	29.3	36.7	39.9	39.5
Deferred Amounts	—	0.1	—	—	—

Total Assets	$277.5	$288.7	$286.0	$288.1	$332.1

Accounts Payable	$0.6	$0.5	$0.6	$0.6	$0.7
Current Portion of Long-term Debt	—	—	—	5.5	6.5
Long-term Debt	21.5	21.5	11.5	—	30.0
Partners' Equity	255.4	266.7	273.9	282.0	294.9

Total Liabilities and Partners' Equity	$277.5	$288.7	$286.0	$288.1	$332.1

(footnotes on next page)

TC PipeLines, LP (Continued)

	Year Ended December 31,
	2000	2001	2002	2003	2004
	millions of U.S. dollars, except per unit amounts
Cash Flow Information:
Distributions Received from Equity Investments
Northern Border Pipeline	$40.5	$42.9	$49.2	$45.2	$50.0
Tuscarora	1.5	2.4	4.6	6.2	7.5
Changes in Working Capital and Other	(1.7)	(2.4)	(1.7)	(1.8)	(2.3)

Cash from Operations	$40.3	$42.9	$52.1	$49.6	$55.2

Return of Capital from Northern Border Pipeline	—	—	—	1.0	11.7
Return of Capital from Tuscarora	—	—	—	—	0.4

Cash from Investments(4)	$40.3	$42.9	$52.1	$50.6	$67.3
Investment in Northern Border Pipeline	—	—	—	—	(61.5) (5)
Investment in Tuscarora	(28.4) (6)	—	(7.4)	(4.1)	—
Deferred Amount	—	(0.1)	—	—	—

Cash from Investing Activities	$(28.4)	$(0.1)	$(7.4)	$(3.1)	$(49.4)

Distributions Paid	$(32.6)	$(35.2)	$(37.4)	$(39.4)	$(41.8)
Other	—	—	(0.1)	—	—
Long-term Debt Issued	24.5	—	—	—	37.0
Long-term Debt (Repaid)	(3.0)	—	(10.0)	(6.0)	(6.0)

Cash from Financing Activities	$(11.1)	$(35.2)	$(47.5)	$(45.4)	$(10.8)

Increase (Decrease) in Cash	$0.8	$7.6	$(2.8)	$1.1	$(5.0)

(1)
See "Northern Border Pipeline Company" on page S-9.

(2)
See "Tuscarora Gas Transmission Company" on page S-10.

(3)
Net income per unit is computed by dividing net income, after deduction of the general partner's allocation, by the number of common and subordinated units then outstanding (as applicable). The general partner's allocation is computed based upon the general partner's 2% interest plus an amount equal to its incentive distributions.

(4)
See "Non-GAAP Financial Measure" on page S-11.

(5)
Represents our 30% share of three cash calls in the aggregate amount of $205 million issued by Northern Border Pipeline to its partners in 2004 to repay a portion of its existing indebtedness.

(6)
On September 1, 2000, we purchased a 49% general partner interest in Tuscarora from a subsidiary of TransCanada for $28.4 million.

Northern Border Pipeline Company

        TC PipeLines, through TC PipeLines Intermediate Limited Partnership, holds a 30% general partner interest in Northern Border Pipeline. Summarized operating and financial information of Northern Border Pipeline for each of the years ended December 31, 2000 through December 31, 2004 is as follows:

	Year Ended December 31,
	2000	2001	2002	2003	2004
Operating Results:
Gas Delivered (million cubic feet)	852,674	820,088	838,736	849,920	844,963
Average Throughput (million cubic feet per day)(1)	2,400	2,312	2,369	2,396	2,377

	Year Ended December 31,
	2000	2001	2002	2003	2004
	millions of U.S. dollars
Financial Results:
Operating Revenue	$311.0	$313.1	$321.0	$324.2	$329.1
Operating Expenses
Operations and Maintenance	41.5	33.7	41.5	43.8	33.8
Depreciation and Amortization	57.3	57.5	58.7	57.8	58.3
Taxes Other Than Income	28.0	25.6	28.4	29.6	29.4

Total Operating Expenses	126.8	116.8	128.6	131.2	121.5

Operating Income	184.2	196.3	192.4	193.0	207.6
Interest Expense, Net	(65.2)	(55.4)	(51.5)	(44.9)	(41.3)
Other Income (Expense)	8.1	(0.4)	1.8	0.1	0.5

Net Income	$127.1	$140.5	$142.7	$148.2	$166.8

Capital Expenditures for Property, Plant and Equipment, Net	$15.5	$54.7	$9.2	$12.9	$10.6
Summary Balance Sheet Data:
Total Assets	$1,768.5	$1,751.9	$1,740.0	$1,691.3	$1,623.3
Other Current Liabilities and Reserves and Deferred Credits	78.2	54.6	81.3	67.4	52.3
Long-term Debt (including current maturities)	863.3	863.7	848.9	821.5	603.9
Partners' Capital	827.0	824.4	803.0	797.2	963.3
Accumulated Other Comprehensive Income	—	9.2	6.8	5.2	3.8

Total Liabilities and Partners' Equity	$1,768.5	$1,751.9	$1,740.0	$1,691.3	$1,623.3

(1)
Based on gas received.

Tuscarora Gas Transmission Company

        TC PipeLines, through TC Tuscarora Intermediate Limited Partnership, holds a 49% general partner interest in Tuscarora. Summarized operating and financial information of Tuscarora for each of the years ended December 31, 2000 through December 31, 2004 is as follows:

	Year Ended December 31,
	2000	2001	2002	2003	2004
Operating Results:
Gas Delivered (million cubic feet)	25,606	22,758	19,792	21,974	24,679
Average Throughput (million cubic feet per day)	70	62	54	60	67

	Year Ended December 31,
	2000	2001	2002	2003	2004
	millions of U.S. dollars
Financial Results:
Operating Revenue	$19.4	$21.3	$23.1	$29.7	$32.6
Operating Expenses
Operations and Maintenance	1.5	1.6	1.7	3.7	3.6
Depreciation and Amortization	4.4	4.6	4.9	6.4	6.1
Taxes Other Than Income	0.9	1.0	1.1	1.3	1.3

Total Operating Expenses	$6.8	$7.2	$7.7	$11.4	$11.0

Operating Income	12.6	14.1	15.4	18.3	21.6
Interest Expense, Net	(6.0)	(6.1)	(5.7)	(6.5)	(6.1)
Other Income	0.2	0.3	0.7	—	0.8

Net Income	$6.8	$8.3	$10.4	$11.8	$16.3

Capital Expenditures for Property, Plant and Equipment, Net	$3.6	$10.2	$31.9	$1.2	$2.2
Summary Balance Sheet Data:
Total Assets	$128.5	$126.1	$154.5	$149.6	$144.9
Other Current Liabilities	16.7	3.5	9.9	2.1	2.0
Long-term Debt (including current maturities)	88.4	84.2	90.0	85.4	80.8
Partners' Capital	23.4	37.9	54.2	62.0	62.0
Accumulated Other Comprehensive Income	—	0.5	0.4	0.1	0.1

Total Liabilities and Partners' Equity	$128.5	$126.1	$154.5	$149.6	$144.9

Non-GAAP Financial Measure

        Cash from investments is a non-GAAP financial measure, and a reconciliation to a GAAP financial measure is provided below. Cash from investments is defined as cash from operations plus return of capital. Cash from operations is the most directly comparable GAAP measure. We believe that investors benefit from a financial measure that represents the total cash flow received as a result of our respective partial ownership of each of Northern Border Pipeline and Tuscarora. We consider cash from investments an important measure to assist our investors in evaluating our business performance.

Non-GAAP Reconciliation

        The following table represents a reconciliation of our non-GAAP financial measure of cash from investments to the GAAP financial measure of cash from operations for each of the periods indicated:

	Year Ended December 31,
	2000	2001	2002	2003	2004
	millions of U.S. dollars
Cash from Operations	$40.3	$42.9	$52.1	$49.6	$55.2
Return of Capital from Northern Border Pipeline	—	—	—	1.0	11.7
Return of Capital from Tuscarora	—	—	—	—	0.4

Cash from Investments	$40.3	$42.9	$52.1	$50.6	$67.3

RISK FACTORS

        An investment in our limited partnership units involves risk. You should read carefully the discussion of risk factors relating to our business set forth below and under the caption "Risk Factors" beginning on page 5 of the accompanying prospectus before making a decision whether to invest in our common units.

        If any of these risks were to occur, our business, financial condition or results of operations could be materially affected. In that case, the trading price of our common units could decline, and you may lose a part of your investment.

Risks Inherent in Our Business

We are dependent on Northern Border Pipeline and Tuscarora and may not be able to generate sufficient cash from the distributions from each of Northern Border Pipeline and Tuscarora to enable us to pay the expected quarterly distribution on the TC PipeLines common units every quarter.

        While we have a significant ownership interest in each of Northern Border Pipeline and Tuscarora, we do not control or operate either of these entities. The actual amount of cash we will have available to distribute to our common unitholders will significantly depend upon numerous factors relating to each of Northern Border Pipeline's and Tuscarora's businesses, most of which are beyond our control and the control of our general partner, including:

  •
  the amount of cash distributed to us by Northern Border Pipeline and Tuscarora;

  •
  the tariff and transportation charges collected by Northern Border Pipeline and Tuscarora for transportation services on their pipeline systems;

  •
  the ability of Northern Border Pipeline to recontract capacity for maximum transportation rates as existing contracts terminate;

  •
  the amount of cash required to be contributed by us to either Northern Border Pipeline or Tuscarora in the future;

  •
  pipelines competing with Northern Border Pipeline and Tuscarora;

  •
  increases in Northern Border Pipeline's and Tuscarora's maintenance and operating costs; and

  •
  expansion costs related to these systems.

        Other factors that affect the actual amount of cash that we will have available for distribution to our unitholders include the following:

  •
  the amount of cash set aside and the adjustment in reserves made by our general partner in its sole discretion;

  •
  required principal and interest payments on our debt;

  •
  the cost of acquisitions, including related debt service payments; and

  •
  our issuance of debt and equity securities.

Cash distributions are dependent primarily on our cash flow, financial reserves and working capital borrowings.

        Cash distributions are not dependent solely on our profitability, which is affected by non-cash items. Therefore, we may make cash distributions during periods when losses are reported and may not make cash distributions during periods when we record profits.

Northern Border Pipeline and Tuscarora may not be able to maintain existing customers or acquire new customers when the current shipper contracts expire or may choose to recontract for shorter periods or at less than maximum rates.

        Northern Border Pipeline and Tuscarora face competition from other pipeline systems that serve the same natural gas markets.

        At December 31, 2004, four of Northern Border Pipeline's largest shippers were obligated for approximately 57% of Northern Border Pipeline's summer design capacity. Contracts for approximately 63% of the capacity contracted by these four shippers are due to expire by November 1, 2005. With contracts scheduled to expire through May 2005, approximately 800 mmcf/d or 28% of summer design capacity will become available on the Northern Border Pipeline system from port of Morgan, Montana to the Venture, Iowa delivery point. Contracts for another 21% of summer design capacity will expire by December 2006.

        Northern Border Pipeline may not be able to renew or replace expiring contracts. The renewal or replacement of existing contracts with customers of Northern Border Pipeline depends on a number of factors beyond Northern Border Pipeline's control, including:

  •
  the supply of natural gas in Canada and the United States;

  •
  competition from alternative sources of supply in the United States;

  •
  competition from other pipelines; and

  •
  the price of, and demand for, natural gas in markets served by the Northern Border pipeline system.

        Because the forward natural gas basis differentials between western Canada and Northern Border Pipeline's market centers may be less than the total transportation cost at maximum tariff rates, Northern Border Pipeline may sell a significant portion of available capacity on a short-term basis. Most of the contracts renewed in 2004 were for a duration of five or six months. The weighted average contract life of Northern Border Pipeline contracts at December 31, 2004 was 2.75 years. Additionally, if the forward natural gas basis differentials do not support maximum rates, Northern Border Pipeline's revenue may be adversely affected. Although Northern Border Pipeline advises that it believes a reduction in expected 2005 net income and cash flow of approximately $7.0 million to $14.0 million is possible ($2.1 million to $4.2 million net to us), the impact on net income and cash flow may vary outside this range depending on actual natural gas basis differentials experienced during the year. Any inability by Northern Border Pipeline to renew existing contracts at maximum rates or at all may have an adverse impact on Northern Border Pipeline's revenue, and, as a result, cash distributions made to us.

        Tuscarora competes in the northern Nevada natural gas transmission market with Paiute, owned by Southwest Gas Co. of Las Vegas, Nevada. The Paiute pipeline interconnects with Northwest Pipeline Corp. at the Nevada-Idaho border and transports gas from British Columbia and the U.S. Rocky Mountain Basin to the northern Nevada market. As a result of competition from the Paiute pipeline,

Tuscarora's proposed 2005 expansion was canceled pursuant to the October 2004 settlement with the potential expansion shippers.

        TransCanada's main pipeline systems transport natural gas from the same natural gas reserves in western Canada that are used by Northern Border Pipeline's and Tuscarora's customers. TransCanada is not prohibited from actively competing with Northern Border Pipeline for the transport of western Canadian natural gas.

If the FERC requires that Northern Border Pipeline's or Tuscarora's tariff be changed, Northern Border Pipeline's or Tuscarora's respective cash flows may be adversely affected.

        Northern Border Pipeline and Tuscarora are subject to extensive regulation by the FERC. The FERC's regulatory authority is not limited to but extends to matters including:

  •
  transportation of natural gas;

  •
  rates and charges;

  •
  construction of new facilities;

  •
  acquisition, extension or abandonment of services and facilities;

  •
  accounts and records;

  •
  depreciation and amortization policies; and

  •
  operating terms and conditions of service.

        Given the extent of regulation by the FERC and potential changes to regulations, we cannot predict:

  •
  the likely federal regulations under which Northern Border Pipeline or Tuscarora will operate in the future;

  •
  the effect that regulation will have on Northern Border Pipeline's, Tuscarora's or our financial positions, results of operations and cash flows; or

  •
  whether our cash flow will be adequate to make distributions to unitholders.

        Northern Border Pipeline's ability to file for an increase of its rates before November 2005 to recover increases in most types of costs has been substantially eliminated as a result of the settlement of its last rate case. Further, the outcome of several pending or future proceedings before the FERC may adversely affect the amount of cash Northern Border Pipeline or Tuscarora is able to distribute to us. Please read "Business—Business of Northern Border Pipeline Company—FERC Regulation" and "Business—Business of Tuscarora Gas Transmission Company" under Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2004.

  •
  Northern Border Pipeline 2005 Rate Case.  Under Northern Border Pipeline's settlement agreement from the last rate case, the parties to the settlement agreed that Northern Border Pipeline must file a proceeding (rate case) under section 4 of the Natural Gas Act to determine the just and reasonable rates to be charged for its transportation services. We cannot predict what rates Northern Border Pipeline will file in its rate case, or what opposition, if any, there may be to that filing and what determinations FERC will make regarding the rate case. Any FERC determination adverse to Northern Border Pipeline may have an adverse impact on the cash distributed to us.

  •
  Income Tax Allowances.  On July 20, 2004, the D.C. Circuit Court of Appeals issued an opinion in BP West Coast Products,  LLC v. FERC that reversed the FERC decision that provided for an income tax allowance in the rates for a third party pipeline that was not a corporation. The D.C. Circuit Court remanded the case to the FERC for its determination regarding the proper income tax allowance. On December 2, 2004, the FERC initiated an inquiry open to all interested parties on whether the court's ruling applies only to the specific facts of BP West Coast or if it extends to other pipelines with capital structures involving partnerships and other forms of ownership. It is not certain how, or when, the FERC may proceed with respect to its Request for Comments or any impact the proceeding may have on the rate methodology for interstate natural gas pipelines, including Northern Border Pipeline. The issue of whether Northern Border Pipeline's rates should include a federal income tax allowance, and, if so, the amount thereof, may be addressed in its 2005 rate case. We cannot predict the outcome of that rate case, FERC's inquiry, or FERC's decision on remand of BP West Coast. Any FERC actions regarding this issue in Northern Border Pipeline's rate case that may adversely affect Northern Border Pipeline could have an adverse effect on the cash distributions we receive from them.

  •
  Short Haul Capacity.  In 2003, the FERC rejected tariff sheets filed by Northern Border Pipeline addressing its award of capacity because the FERC concluded that certain aspects of the proposal were not in accordance with the FERC's policy. Northern Border Pipeline requested rehearing of that rejection, and that request for rehearing is still pending. On April 15, 2004, the FERC issued an order requesting comments from interested parties on whether the FERC's current policy on awarding available capacity to a short-haul shipper appropriately balances the risks to the pipeline of being prevented from selling capacity for longer hauls, and the risks to prospective shippers and current shippers on the pipeline. Comments from Northern Border Pipeline and other interested parties were filed on June 15, 2004. We cannot predict when the FERC will issue its order or the impact it may have on Northern Border Pipeline. If the FERC issues a decision denying Northern Border Pipeline's proposal regarding the awarding of capacity, and if that decision has a negative impact on Northern Border Pipeline's ability to generate revenue, it may have an adverse effect on Northern Border Pipeline's ability to make cash distributions to us.

  •
  Tuscarora Revenue Study Filing.  Pursuant to the terms of a settlement agreement with the Public Utility Commission of Nevada, Tuscarora agreed to submit a cost and revenue study to FERC if Tuscarora's rates were not otherwise subject to review as part of a general rate change application within three years of a prior expansion that went into service on December 1, 2002. The study, when filed, will reflect Tuscarora's assessment of its rate base, costs, including its operation and maintenance expenses, depreciation, return and taxes. This filing will be open to review and may make Tuscarora's existing rates subject to challenge by Tuscarora's shippers or the FERC. If such a challenge were to result in a reduction in Tuscarora's rates, Tuscarora's future revenues might be adversely affected.

Northern Border Pipeline's and Tuscarora's indebtedness may limit their ability to borrow additional funds, make distributions to us or capitalize on business opportunities.

        Northern Border Pipeline is prohibited from making cash distributions during an event of default under its debt instruments. Provisions in Northern Border Pipeline's debt instruments limit its ability to incur indebtedness and engage in specific transactions that could reduce its ability to capitalize on business opportunities that arise in the course of its business. Similarly, Tuscarora is prohibited from making cash distributions during an event of default under its debt instruments. Under Tuscarora's debt instruments, Tuscarora has granted a security interest in certain of its transportation contracts, which is available to noteholders upon an event of default. Any future refinancing of Northern Border Pipeline's or Tuscarora's existing indebtedness or any new indebtedness could have similar or greater restrictions.

If we are unable to make acquisitions on economically and operationally acceptable terms, either from third parties or TransCanada, our future financial performance will be limited to our participation in Northern Border Pipeline and Tuscarora.

        We may not be able to:

  •
  identify attractive acquisition candidates in the future;

  •
  acquire assets on economically acceptable terms;

  •
  make acquisitions that will not be dilutive to earnings and operating surplus; or

  •
  incur additional debt to finance an acquisition without affecting our ability to make distributions to unitholders.

        Future acquisitions may involve the expenditure of significant funds. Depending upon the nature, size and timing of future acquisitions, we may be required to obtain additional financing. Additional financing may not be available to us on acceptable terms.

        In addition, we may not be able to acquire any more of TransCanada's United States pipeline assets. Neither our partnership agreement nor any other agreement requires TransCanada to pursue a business strategy that favors us, and TransCanada is under no obligation to make available to us business opportunities that may be beneficial to us. TransCanada's future acquisitions may not provide acquisition opportunities to us or, if these opportunities arose, they may not be on terms attractive to us. Moreover, TransCanada is not obligated to offer to us any assets it acquires as part of any future acquisitions.

Majority control of the Northern Border Pipeline management committee by affiliates of ONEOK, Inc. may limit our ability to influence Northern Border Pipeline.

        We own a 30% general partner interest in Northern Border Pipeline. The remaining 70% general partner interest in Northern Border Pipeline is owned by Northern Border Partners, L.P., a publicly traded limited partnership, which is not affiliated with us. ONEOK controls 57.75% of the Northern Border Pipeline management committee. Except as to any matters requiring unanimity, such as significant expansions or extensions to the pipeline system, the acceptance of rate cases and changes to, or suspensions of, the cash distribution policy, management committee members designated by ONEOK have the power to approve a particular matter requiring a majority vote despite the fact that our representative may vote against the project or other matter. Conversely, with respect to any matter requiring a majority vote, management committee members designated by ONEOK may disapprove a particular matter despite the fact that our representative may vote in favor of that matter.

If Northern Border Pipeline or Tuscarora do not maintain or increase their respective rate bases by successfully completing FERC-approved projects, the amount of revenue attributable to the return on the rate base they collect from their shippers will decrease over time.

        The Northern Border and Tuscarora pipeline systems are generally allowed to collect from their customers a return on their assets or "rate base" as reflected in their financial records as well as recover that rate base through depreciation. The amount they may collect from customers decreases as the rate base declines as a result of, among other things, depreciation and amortization. In order to avoid a reduction in the level of cash available for distributions to its partners based on its current FERC-approved tariff, each of these pipelines must maintain or increase its rate base through projects that maintain or add to existing pipeline facilities. These projects will depend upon many factors including:

  •
  sufficient demand for natural gas;

  •
  an adequate supply of proved natural gas reserves;

  •
  available capacity on pipelines that connect with these pipelines;

  •
  the execution of natural gas transportation contracts;

  •
  the approval of any expansion or extension of the pipeline systems by their respective management committees;

  •
  obtaining financing for these projects; and

  •
  receipt and acceptance of necessary regulatory approvals.

        Northern Border Pipeline's and Tuscarora's ability to complete these projects is also subject to numerous business, economic, regulatory, competitive and political uncertainties beyond their control, and neither Northern Border Pipeline nor Tuscarora may be able to complete these projects.

If any significant shipper fails to perform its contractual obligations, Northern Border Pipeline's or Tuscarora's respective cash flows and financial condition could be adversely impacted.

        As of December 31, 2004, the four largest shippers on the Northern Border pipeline system accounted for approximately 57% of contracted capacity. Sierra Pacific Power, a wholly owned subsidiary of Sierra Pacific Resources, is Tuscarora's largest shipper, with firm contracts for approximately 69% of its capacity. Sierra Pacific Resources and Sierra Pacific Power have below-investment grade credit ratings. While TC PipeLines has no current indication that Sierra Pacific Power is unable to meet its ongoing contractual obligations, TC PipeLines is unable to predict the future financial condition of Sierra Pacific Power and its long-term ability to meet its obligations under existing agreements with Tuscarora. If any of the significant shippers on either Northern Border Pipeline or Tuscarora fail to meet their contractual obligations, our ability to make cash distributions to our unitholders at current levels may be adversely affected.

The long-term financial conditions of Northern Border Pipeline and Tuscarora, and as a result, of TC PipeLines, are dependent on the continued availability of western Canadian natural gas for import into the United States.

        The development of additional natural gas reserves requires significant capital expenditures by others for exploration and development drilling and the installation of production, gathering, storage, transportation and other facilities that permit natural gas to be produced and delivered to pipelines that interconnect with Northern Border's or Tuscarora's pipeline systems. Low prices for natural gas, regulatory limitations, or the lack of available capital for these projects could adversely affect the development of additional reserves and the production, gathering, storage, pipeline transmission, import and export of natural gas supplies. If the availability of western Canadian natural gas were to decline, existing shippers on the Northern Border and Tuscarora pipeline systems may be unlikely to extend their contracts and Northern Border Pipeline and Tuscarora may be unable to find replacement shippers for lost capacity. Furthermore, additional natural gas reserves may not be developed in commercial quantities and in sufficient amounts to fill the capacities of each of the Northern Border and Tuscarora pipeline systems.

Northern Border Pipeline's and Tuscarora's businesses depend in part on the level of demand for western Canadian natural gas in the markets the pipeline systems serve. If demand for western Canadian natural gas decreases, shippers may not enter into or renew contracts.

        Northern Border Pipeline's and Tuscarora's businesses depend in part on the level of demand for western Canadian natural gas in the markets the pipeline systems serve. The volumes of natural gas delivered to these markets from other sources affect the demand for both western Canadian natural gas and use of these pipeline systems. Demand for western Canadian natural gas also influences the ability and willingness of shippers to use the Northern Border and Tuscarora pipeline systems to meet the demand that these pipeline systems serve. If either of the Northern Border or Tuscarora pipeline systems are used less over the long term, we may have lower revenues and less cash to distribute to our unitholders.

Northern Border Pipeline's and Tuscarora's operations are regulated by federal and state agencies responsible for environmental protection and operational safety.

        Risks of substantial costs and liabilities are inherent in pipeline operations and each of Northern Border Pipeline and Tuscarora may incur substantial costs and liabilities in the future as a result of stricter environmental and safety laws, regulations and enforcement policies and claims for personal or property damages resulting from Northern Border Pipeline's or Tuscarora's operations. If either Northern Border Pipeline or Tuscarora, as applicable, is not able to recover these costs, cash distributions to unitholders could be adversely affected.

        Northern Border Pipeline's and Tuscarora's operations are subject to operational hazards and unforeseen interruptions, including natural disasters, adverse weather, accidents or other events beyond their control. A casualty occurrence might result in a loss of equipment or life, as well as injury and extensive property or environmental damage.

Risks Inherent in an Investment in TC PipeLines

You will have limited voting rights and will not control our general partner.

        The general partner is our manager and operator. Unlike the holders of common stock in a corporation, holders of common units will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner on an annual or other continuing basis. Our general partner may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding units and upon the election of a successor general partner by the vote of the holders of a majority of the outstanding common units. These required votes would include the votes of units owned by our general partner and its affiliates.

        In addition, the partnership agreement contains some provisions that may have the effect of discouraging a person or group from attempting to remove our general partner or otherwise change our management. If our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  any existing arrearages in the payment of the minimum quarterly distributions on the common units will be extinguished, and

  •
  our general partner will have the right to convert its general partner interests and its incentive distribution rights into common units or to receive cash in exchange for those interests.

        These provisions may diminish the price at which the common units will trade under some circumstances.

        The partnership agreement also contains provisions limiting the ability of unitholders to call meetings of unitholders or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management. Further, if any person or group other than our general partner or its affiliates or a direct transferee of our general partner or its affiliates acquires beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights with respect to all of its units. As a result, you will have limited influence on matters affecting our operations, and third parties may find it difficult to attempt to gain control of us, or influence our activities.

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

        If our general partner and its affiliates come to own 80% or more of the common units, the general partner will have the right, which it may assign to any of its affiliates or us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price generally equal to the then-current market price of the common units. As a consequence, you may be required to sell your common units at a time when you may not desire to sell them or at a price that is less than the price you would desire to receive upon sale. You may also incur a tax liability upon a sale of your units.

If we were to lose TransCanada's management expertise, we would not have sufficient stand-alone resources to operate.

        We do not presently have sufficient stand-alone management resources to operate without services provided by TransCanada. Further, we would not be able to evaluate potential acquisitions and successfully complete acquisitions without TransCanada's resources.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of common units by the selling unitholders in this offering, including from any exercise of the underwriters' option to purchase additional common units.

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2004. This table should be read in conjunction with our financial statements and the notes to those financial statements that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

As of December 31, 2004
millions of U.S. dollars
Long-term debt:
Current portion of long-term debt	$6.5
Long-term debt	30.0

Total long-term debt	36.5

Partners' capital:
General partner	6.3
Limited partners	288.6

Total partners' capital	294.9

Total capitalization	$331.4

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

        As of March 14, 2005, there were 17,500,000 common units outstanding. As of March 3, 2005, there were 87 record holders of common units and approximately 7,986 beneficial owners of common units, including common units held in street name and units held by the selling unitholders. Our common units are traded on the Nasdaq Stock Market under the symbol "TCLP".

        The following table sets forth, for the periods indicated, the high and low sales prices for our common units, as reported on the Nasdaq Stock Market, and quarterly declared cash distributions per common unit. The closing sales price of our common units on the Nasdaq Stock Market on March 14, 2005 was $38.74.

	Price Ranges
			Cash Distributions Per Unit(a)
	High	Low
2005
First Quarter (through March 14, 2005)	$40.60	$37.27	$–	(b)
2004
Fourth Quarter	$38.80	$36.69	$0.575
Third Quarter	$37.99	$32.19	$0.575
Second Quarter	$36.82	$29.11	$0.575
First Quarter	$36.72	$32.19	$0.550
2003
Fourth Quarter	$33.70	$30.60	$0.550
Third Quarter	$33.70	$28.80	$0.550
Second Quarter	$30.00	$25.50	$0.550
First Quarter	$27.35	$24.74	$0.525

(a)
Cash distributions declared for each respective quarter. Cash distributions were declared and paid within 45 days following the close of each quarter.

(b)
We expect to declare and pay a cash distribution for the first quarter of 2005 within 45 days following the end of the quarter.

MANAGEMENT

        TC PipeLines is a limited partnership and as such has no officers, directors or employees. Set forth below is certain information concerning the directors and officers of the general partner who manages our operations. Each director holds office for a one-year term or until his or her successor is earlier appointed. All officers of the general partner serve at the discretion of the Board of Directors of the general partner, which is an indirect wholly owned subsidiary of TransCanada.

Name	Age	Position with General Partner of TC PipeLines
Ronald J. Turner	51	President and Chief Executive Officer and Director
Russell K. Girling	42	Chief Financial Officer and Director
David L. Marshall	65	Independent Director
Walentin (Val) Mirosh	59	Independent Director
Jack F. Jenkins-Stark	53	Independent Director
Albrecht W.A. Bellstedt	55	Director
Kristine L. Delkus	47	Director
Steven D. Becker	54	Vice-President, Business Development
Donald R. Marchand	42	Vice-President and Treasurer
Ronald L. Cook	47	Vice-President, Taxation
Max Feldman	56	Vice-President
Wendy L. Hanrahan	46	Vice-President
Amy W. Leong	37	Controller
Maryse C. St.-Laurent	45	Secretary

        Ronald J. Turner has been a director of the general partner since April 1999 and was appointed President and Chief Executive Officer in December 2000. Mr. Turner's principal occupation is Executive Vice-President, Gas Transmission of TransCanada, a position he has held since March 2003. From December 2000 until March 2003, Mr. Turner was Executive Vice-President, Operations and Engineering of TransCanada. From June 2000 until December 2000, Mr. Turner was Executive Vice-President, International of TransCanada. Prior to June 2000, Mr. Turner was Senior Vice-President, International of TransCanada.

        Russell K. Girling was appointed Chief Financial Officer and a director of the general partner in April 1999. Mr. Girling's principal occupation is Executive Vice-President, Corporate Development and Chief Financial Officer of TransCanada, a position he has held since March 2003. From June 2000 until March 2003, Mr. Girling was Executive Vice-President and Chief Financial Officer of TransCanada. From July 1999 until June 2000, Mr. Girling was Senior Vice-President and Chief Financial Officer of TransCanada.

        David L. Marshall was appointed a director of the general partner in July 1999. Mr. Marshall was Vice-Chairman of The Brinks Company (diversified energy, security and transportation services firm) from 1994 until 1998.

        Walentin (Val) Mirosh was appointed a director of the general partner in September 2004. Mr. Mirosh was also a non-independent director of the general partner from October 1999 to December 2001. Mr. Mirosh's principal occupation is Vice President, Nova Chemicals Corporation, President of Olefins and Feedstocks (commodity chemical company) since July 2003. From January 2002 to July 2003, he was a Partner with the law firm of MacLeod Dixon LLP in Calgary. From May 2001 to December 2001, he was Executive-Vice President, TransCanada. From June 2000 to April 2001, Mr. Mirosh was Senior Vice-President of Regulatory Strategy and Northern Development, TransCanada. From September 1999 to April 2000, Mr. Mirosh was Senior Vice-President, Strategy and Business Development of TransCanada.

        Jack F. Jenkins-Stark was appointed a director of the general partner in July 1999. Mr. Jenkins-Stark is currently Chief Financial Officer of Silicon Valley Bancshares (offering financial products and services, including commercial, investment, merchant and private banking and private equity services), a position he held since April 2004. Previously, he was Vice-President, Business Operations and Technology at Itron Inc. (a manufacturer of automated meter reading technology and a developer of energy management software), a position he has held since January 2004. In March 2003, Mr. Jenkins-Stark was named a Managing Director at Itron following the purchase of Silicon Energy Corp. (internet-based energy and data management software) by Itron. Prior to the acquisition, Mr. Jenkins-Stark was Chief Financial Officer of Silicon Energy, a position he held from April 2000 to March 2003. From September 1998 until April 2000, Mr. Jenkins-Stark was Senior Vice-President and Chief Financial Officer of GATX Capital (commercial finance).

        Albrecht W. A. Bellstedt was appointed a director of the general partner in December 2001. Mr. Bellstedt's principal occupation is Executive Vice-President, Law and General Counsel of TransCanada, a position he has held since June 2000. From April 2000 until June 2000, Mr. Bellstedt was Senior Vice-President, Law and General Counsel of TransCanada. From August 1999 until April 2000, Mr. Bellstedt was Senior Vice-President, Law and Administration of TransCanada.

        Kristine L. Delkus was appointed a director of the general partner in November 2003. Ms. Delkus' principal occupation is Vice-President, Law, Gas Transmission of TransCanada, a position she has held since December 2004. From July 2001 to December 2004, Ms. Delkus was Vice-President, Law, Power and Regulatory of TransCanada. From July 2000 to July 2001, Ms. Delkus was Vice-President, Law, Trading & Business Development. From March 1997 to July 2000, Ms. Delkus was Senior Legal Counsel, U.S. Regulatory Law.

        Steven D. Becker was appointed Vice-President, Business Development of the general partner in September 2003. Mr. Becker's principal occupation is Vice-President, Gas Development of TransCanada, a position he has held since April 2003. From 1999 until April 2003, Mr. Becker was Vice-President, Market Development, and Vice-President, Gas Strategy.

        Donald R. Marchand was appointed Vice-President and Treasurer of the general partner in October 1999. Mr. Marchand's principal occupation is Vice-President, Finance and Treasurer of TransCanada, a position he has held since September 1999.

        Ronald L. Cook was appointed Vice-President, Taxation of the general partner in April 2002. Mr. Cook's principal occupation is Vice-President, Taxation of TransCanada, a position he has held since April 2002. From June 1997 to April 2002, Mr. Cook served as Director, Taxation of TransCanada.

        Max Feldman was appointed Vice-President of the general partner in September 2003. Mr. Feldman's principal occupation is Vice-President, Gas Transmission West of TransCanada, a position he has held since April 2003. From June 2000 until April 2003, Mr. Feldman was Senior Vice-President, Customer Sales and Service of TransCanada. From September 1999 until June 2000, Mr. Feldman was Senior Vice-President, Customer Sales and Service, Transmission Division of TransCanada.

        Wendy L. Hanrahan was appointed Vice-President of the general partner in September 2003. Ms. Hanrahan's principal occupation is Vice-President, Human Resources of TransCanada, held since January 2005. From May 2003 to December 2004, Ms. Hanrahan was Director, Planning, Evaluation and Rates, Gas Transmission West of TransCanada. From September 2001 until April 2003, Ms. Hanrahan was Director, Corporate Strategy of TransCanada. From July 1998 until August 2001, Ms. Hanrahan was Director, Financial Services of TransCanada.

        Amy W. Leong was appointed Controller of the general partner in September 2003. Ms. Leong's principal occupation is Director, Gas Transmission Accounting of TransCanada, a position she has held since January 2005. From April 2003 to December 2004, Ms. Leong was Manager, Gas Transmission Accounting of TransCanada, a position she has held since April 2003. From January 2000 until April 2003, Ms. Leong was Manager, Regulatory Accounting and Capital Accounting of TransCanada. From February 1999 until January 2000, Ms. Leong was Manager, Corporate Planning of TransCanada.

        Maryse C. St.-Laurent was appointed Secretary of the general partner in September 2003. Prior to her appointment, Ms. St.-Laurent had acted as recording Secretary of the general partner since January 2001. Ms. St.-Laurent's principal occupation is Senior Legal Counsel, Corporate Secretarial Department of TransCanada, a position she has held since April 2001. From June 1997 until April 2001, Ms. St.-Laurent was Legal Counsel, Corporate Secretarial Department of TransCanada.

SELLING UNITHOLDERS

        The information on the selling unitholders in the table below is as of the date of this prospectus supplement. TransCan Northern Ltd. and TC PipeLines GP, Inc. are indirect wholly owned subsidiaries of TransCanada. TC PipeLines GP, a wholly owned subsidiary of TransCan Northern, is our general partner.

	Ownership of Common Units Before the Offering			Number of Common Units Owned After the Offering(2)
Selling Unitholders	Common Units	Percentage(1)	Number of Common Units Offered(2)	Common Units	Percentage(1)

TransCan Northern Ltd. 450 - 1st Street S.W. Calgary, Alberta T2P 5H1 Canada	2,800,000	16.00%	2,800,000	—	—
TC PipeLines GP, Inc. 450 - 1st Street S.W. Calgary, Alberta T2P 5H1 Canada	2,809,306	16.05%	700,000	2,109,306	12.05%

(1)
Percentage of all of the outstanding 17,500,000 common units, which represent the aggregate 98% limited partner interest in us.

(2)
TC PipeLines GP, Inc. has granted the underwriters an option to purchase up to an aggregate of 525,000 additional common units. If this option is exercised in full, TC PipeLines GP, Inc. will sell a total of 1,225,000 common units, reducing its ownership interest in us to 1,584,306 common units or 9.05% of total common units outstanding.

TAX CONSIDERATIONS

        The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units, please read "Tax Considerations" in the accompanying prospectus. You are urged to consult with your own tax advisor about the federal, state and local tax consequences peculiar to your circumstances.

        We estimate that if you purchase common units in this offering and own them through the record date for the distribution for the fourth quarter of 2007, then you will be allocated, on a cumulative basis, an amount of federal taxable income for taxable years 2005 through 2007 that will be less than 20% of the cash distributed with respect to that period. These estimates are based upon the assumption that our available cash for distribution will approximate the amount required to distribute cash to the holders of our common units in an amount of at least the current quarterly distribution of $0.575 per unit and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and certain tax reporting positions that we have adopted with which the Internal Revenue Service could disagree. Accordingly, we cannot assure you that the estimates will be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units. Please read "Tax Considerations" in the accompanying prospectus.

        The common units offered by the selling unitholders in this offering, excluding any common units sold upon exercise of the underwriters' option to purchase additional common units, represent an approximate 20% interest in our capital and profits for tax purposes. Our partnership will be considered to have been terminated for federal income tax purposes if the common units sold by the selling unitholders, together with all common units sold within a 12-month period which includes this offering, represent a sale or exchange of 50% or more of our capital and profits interests. For a discussion of the consequences of a termination for federal income tax purposes, please read "Tax Considerations—Disposition of Common Units—Constructive Termination" in the accompanying prospectus.

UNDERWRITING

        Under the underwriting agreement, which we will file as an exhibit to our current report on Form 8-K relating to this common unit offering, each of the underwriters named below have severally agreed to purchase common units from the selling unitholders. Each underwriter is obligated to purchase the respective number of common units indicated in the following table:

Underwriters	Number of Common Units
Citigroup Global Markets Inc.
Lehman Brothers Inc.
Goldman, Sachs & Co.
UBS Securities LLC
A.G. Edwards & Sons, Inc.

Total	3,500,000

        The underwriting agreement provides that the underwriters are obligated to purchase, subject to certain conditions, all of the common units from the selling unitholders in the offering if any are purchased, other than those covered by the option described below. The conditions contained in the underwriting agreement include requirements that:

  •
  the representations and warranties made by us and the selling unitholders to the underwriters are true;

  •
  there has been no material adverse change in our condition or in the financial markets; and

  •
  we and the selling unitholders deliver the customary closing documents to the underwriters.

Option to Purchase Additional Common Units

        TC PipeLines GP, Inc. has granted the underwriters a 30-day option to purchase, in whole or part, up to an aggregate of 525,000 additional common units at the public offering price less the underwriting discount and commissions. The underwriters may exercise this option in the event the underwriters sell more than 3,500,000 common units in the common unit offering. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional common units proportionate to the underwriter's initial underwriting commitment in the offering as indicated in the preceding table and TC PipeLines GP, Inc. will be obligated, pursuant to the option, to sell these units to the underwriters.

Commissions and Expenses

        The following table shows the underwriting discounts and commissions the selling unitholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an aggregate of 525,000 additional common units from TC PipeLines GP, Inc. The underwriting fee is the difference between the public offering price and the amount the underwriters pay the selling unitholders for the common units.

	No Exercise	Full Exercise
Paid by the selling unitholders per unit	$	$
Total	$	$

        The selling unitholders have been advised by the underwriters that the underwriters propose to offer the common units directly to the public at the price to the public set forth on the cover page of this prospectus supplement and to selected dealers, who may include the underwriters, at the offering price less a selling concession not in excess of $            per unit. The underwriters may allow, and the selected dealers may reallow, a discount from the concession not in excess of $            per unit to other dealers. After the common unit offering, the underwriters may change the offering price and other selling terms.

        The selling unitholders have agreed to pay all of the expenses incurred in connection with the offering.

Lock-up Agreements

        We, the selling unitholders and the directors and the executive officers of our general partner have agreed that we and they will not, subject to limited exceptions, directly or indirectly, sell, offer, pledge or otherwise dispose of any common units or any securities convertible into or exchangeable or exercisable for common units or enter into any derivative transaction with similar effect as a sale of common units for a period of 90 days after the date of this prospectus supplement without the prior written consent of Citigroup Global Markets Inc. and Lehman Brothers Inc. The restrictions described in this paragraph do not apply to the sale of common units by the selling unitholders to the underwriters. This agreement does not apply to any existing employee benefit plans.

        The 90-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 90-day restricted period we issue an earnings release or announce material news or a material event; or

  •
  prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

        Citigroup Global Markets Inc. and Lehman Brothers Inc., in their discretion, may release the common units subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release common units from lock-up agreements, Citigroup Global Markets Inc. and Lehman Brothers Inc. will consider, among other factors, the unitholders' reasons for requesting the release, the number of common units for which the release is being requested and market conditions at the time.

Indemnification

        We and the selling unitholders have agreed to indemnify the underwriters against certain liabilities relating to the offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that may be required to be made in respect of these liabilities.

Price Stabilization, Short Positions and Penalty Bids

        In connection with this offering, the underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common units in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of common units involved in the sales made by the underwriters in excess of the number of common units they are obligated to purchase is not greater than the number of common units that they may purchase by exercising their option to purchase additional common units. In a naked short position, the number of common units involved is greater than the number of common units in their option to purchase additional common units. The underwriters may close out any short position by either exercising their option to purchase additional common units and/or purchasing common units in the open market. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through their option to purchase additional common units. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover a syndicate short position.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Stock Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we, the selling unitholders, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we, the selling unitholders, nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Affiliations

        Some of the underwriters and their affiliates have performed investment banking, financial advisory and other commercial services for us and our affiliates and the selling unitholders and their affiliates in the ordinary course of business from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time in the future, engage in transactions with and perform such services for us and our affiliates and the selling unitholders and their affiliates in the ordinary course of business.

        The decision of the underwriters to participate in this offering was made independently of any of their respective affiliates that are lenders under the selling unitholder's term loan or our credit facility and such lenders had no involvement in determining whether the underwriters participated in this offering or the terms of this offering.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common units for sale to their online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by any underwriter is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Stamp Taxes

        If you purchase common units offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Listing

        Our common units are traded on the Nasdaq Stock Market under the symbol "TCLP".

Passive Market Making

        In connection with the offering, the underwriters may engage in passive market making transactions in the common units on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during the period before the commencement of offers or sales of common units and extending through the completion of the distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker's bid, that bid must be lowered when specified purchase limits are exceeded.

NASD Conduct Rules

        Because the National Association of Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

LEGAL MATTERS

        The validity of the common units will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The financial statements of TC PipeLines, LP as at December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements and schedule of Northern Border Pipeline Company as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

Prospectus

$250,000,000

TC PipeLines, LP

Common Units
Debt Securities

5,609,306
Common Units
Offered by Selling Unitholders

        TC PipeLines, LP may in one or more offerings offer and sell common units representing limited partner interests and debt securities. The aggregate initial offering price of the securities that we offer by this prospectus will not exceed $250,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings. We will provide the specific terms of the securities in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus.

        In addition, our general partner, TC PipeLines GP, Inc., may in one or more offerings offer and sell up to 2,809,306 common units and an affiliate of our general partner, TransCan Northern Ltd., may in one or more offerings offer and sell up to 2,800,000 common units, respectively, pursuant to arrangements made by each of TC PipeLines GP and TransCan Northern (the Selling Unitholders). The Selling Unitholders will offer the common units in amounts, at prices and on terms to be determined by market conditions at the time of their offerings. Unless otherwise provided in a prospectus supplement, we will not receive any of the proceeds from the sale of common units by the Selling Unitholders.

        You should read this prospectus and the applicable prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

        Our common units are quoted for trading on The Nasdaq Stock Market under the symbol "TCLP."

        See "Risk Factors" on page 5 to read about important risks that you should consider before buying our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 11, 2005

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	2
ABOUT TC PIPELINES, LP	3
RISK FACTORS	5
Risks Inherent in Our Business	5
Risks Inherent in an Investment in TC PipeLines	9
Tax Risks	12
USE OF PROCEEDS	14
RATIO OF EARNINGS TO FIXED CHARGES	14
DESCRIPTION OF COMMON UNITS	14
DESCRIPTION OF DEBT SECURITIES	15
Specific Terms of each Series of Debt Securities in the Prospectus Supplement	15
Provisions Only in the Senior Indenture	16
Provisions Only in the Subordinated Indenture	20
Consolidation, Merger or Asset Sale	20
Modification of Indentures	20
Events of Default and Remedies	21
Registration of Notes	22
Minimum Denominations	22
No Personal Liability of General Partner	22
Payment and Transfer	22
Form, Exchange, Registration and Transfer	22
Discharging Our Obligations	23
Book Entry, Delivery and Form	23
The Trustee	24
TAX CONSIDERATIONS	25
Partnership Status	25
Limited Partner Status	27
Tax Consequences of Unit Ownership	27
Tax Treatment of Operations	31
Disposition of Common Units	32
Uniformity of Common Units	34
Tax-Exempt Organizations and Other Investors	35
Administrative Matters	35
State, Local and Other Tax Considerations	37
Tax Consequences of Ownership of Debt Securities	38
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS	38
SELLING UNITHOLDERS	39
PLAN OF DISTRIBUTION	40
LEGAL	42
EXPERTS	42

        We have not authorized anyone to give any information or make any representation that differs from, or adds to, the information in this document or in our documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

        If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

        The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell up to $250,000,000 in total offering amount of the common units or debt securities described in this prospectus in one or more offerings. In addition, the Selling Unitholders may sell up to 5,609,306 of the common units described in this prospectus in one or more offerings. This prospectus generally describes us and the common units and debt securities. Each time we sell common units or debt securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered in that offering. The prospectus supplement may also add to, update or change information in this prospectus. You should carefully read both this prospectus and any prospectus supplement and the additional information described under the heading "Where You Can Find More Information." As used in this prospectus, "we," "us," "our" and "TC PipeLines" mean TC PipeLines, LP and, where the context requires, include our subsidiary limited partnerships.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

        In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 233 Broadway, New York, New York, and at 500 West, Suite 1400, Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on their public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the Nasdaq Stock Market, 33 Whitehall Street, New York, New York, 10004.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2004.

  •
  Current Reports on Form 8-K filed on February 9, 2004, March 11, 2004, May 24, 2004, June 9, 2004, July 27, 2004, August 31, 2004, September 2 and 24, 2004, November 18, 2004 and December 3, 2004 (other than those portions furnished under either Items 9 or 12 of Form 8-K prior to August 23, 2004 or Items 2.02 or 7.01 on or after August 23, 2004)

  •
  The description of our common units contained in our registration statement on Form 8-A, filed on May 14, 1999.

        We also incorporate by reference additional documents that we may file with the SEC until all of the securities offered by this prospectus have been sold. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

        You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this document, by requesting them in writing or by telephone from us at the following address:

TC PipeLines, LP
110 Turnpike Road, Suite 203
Westborough, Massachusetts, 01581
Toll Free: (877) 290-2772
Direct Dial: (508) 871-7046

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements that relate to, among other things, anticipated financial performance, business prospects, strategies, market forces and commitments. Much of this information appears in "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is incorporated by reference from our Annual Report on Form 10-K filed for the fiscal year ended December 31, 2003. The words "believe," "expect," "estimate" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate may or will occur in the future.

        By its nature, such forward-looking information is subject to various risks and uncertainties that could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed. For a detailed discussion of these risks and uncertainties, please read "Risk Factors" beginning on page 5 of this prospectus.

ABOUT TC PIPELINES, LP

        We are a publicly traded Delaware limited partnership formed in 1998 to acquire, own and participate in the management of United States based pipeline assets. TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation, is our general partner and manages our operations. We own a 30% general partner interest in Northern Border Pipeline Company and a 49% general partner interest in Tuscarora Gas Transmission Company.

        Northern Border Pipeline Company.    In May of 1999, in connection with our initial public offering, we acquired a 30% general partner interest in Northern Border Pipeline Company from subsidiaries of TransCanada. The remaining 70% general partner interest in Northern Border Pipeline is held by Northern Border Partners, L.P., a publicly traded limited partnership. TransCanada, the indirect owner of TC PipeLines' general partner, is also the indirect owner of 17.5% of the general partner interest in Northern Border Partners, which entitles it to 12.25% of the voting power of Northern Border Pipeline. The remaining 82.5% of the general partner interest in Northern Border Partners is held by ONEOK, Inc. through Northern Plains Natural Gas Company and its wholly owned subsidiary, Pan Border Gas Company. As a result, ONEOK controls 57.75% of the management committee of Northern Border Pipeline Company. TransCanada and TC PipeLines collectively control 42.25% of the Northern Border Pipeline management committee.

        Northern Border Pipeline Company owns and manages a 1,249-mile regulated natural gas pipeline system that transports natural gas from the Canadian border at Port of Morgan, Montana to markets in the midwestern United States and connects with multiple pipelines, which allow shippers to access the various natural gas markets served by those pipelines.

        Tuscarora Gas Transmission Company. On September 1, 2000, we acquired a 49% general partner and voting interest in Tuscarora Gas Transmission Company from a subsidiary of TransCanada. Sierra Pacific Resources Company indirectly holds a 50% general partner and voting interest and TransCanada holds a 1% general partner and voting interest in Tuscarora.

        Tuscarora owns a 240-mile, 20-inch diameter, United States interstate pipeline system that originates at an interconnection point with facilities owned by Gas Transmission Northwest near Malin, Oregon and runs southeast through northeastern California and northwestern Nevada. Deliveries are also made directly to the local gas distribution system of Sierra Pacific.

        Our address is 110 Turnpike Road, Suite 203, Westborough, Massachusetts, 01581 and our telephone number at this address is (508) 871-7046.

Ownership Chart

        The following chart shows our organization, our ownership structure and our interests in Northern Border Pipeline and Tuscarora as of the date of this prospectus. The ownership percentages referred to in this prospectus reflect the approximate ownership interest in us and our subsidiary limited partnerships on a combined basis. The 31.41% limited partner interest shown in the chart includes 2,809,306 common units held in us by our general partner and 2,800,000 common units held by TransCan Northern. These 5,609,306 common units held by TC PipeLines GP and TransCan Northern may be sold by the Selling Unitholders pursuant to this prospectus. If all of these units are sold, TransCanada will retain its indirect 2% general partner interest and will continue to direct and manage all activities of TC PipeLines.

(1)
Represents 17.5% of the aggregate 2% General Partner Interest in Northern Border Partners, L.P. The remaining 82.5% of the aggregate 2% General Partner Interest is controlled by ONEOK, Inc.

(2)
A 50% General Partner Interest is held by Sierra Pacific Resources, and the remaining 1% General Partner Interest is held indirectly by TransCanada through TCPL Tuscarora Ltd.

RISK FACTORS

        Limited partner interests are inherently different from the capital stock of a corporation. Before you invest in our securities you should consider carefully the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document.

        If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that event, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Inherent in Our Business

We are dependent on Northern Border Pipeline and Tuscarora and may not be able to generate sufficient cash from the distributions from each of Northern Border Pipeline and Tuscarora to enable us to pay the expected quarterly distribution on the TC PipeLines common units every quarter.

        While we have a significant ownership interest in each of Northern Border Pipeline and Tuscarora, we do not control or operate either of these entities. The actual amount of cash we will have available to distribute to our common unitholders will significantly depend upon numerous factors relating to each of Northern Border Pipeline's and Tuscarora's businesses, most of which are beyond our control and the control of our general partner, including:

  •
  the amount of cash distributed to us by Northern Border Pipeline and Tuscarora;

  •
  the tariff and transportation charges collected by Northern Border Pipeline and Tuscarora for transportation services on their pipeline systems;

  •
  the ability of Northern Border Pipeline to recontract capacity for maximum transportation rates as existing contracts terminate;

  •
  the amount of cash required to be contributed by us to either Northern Border Pipeline or Tuscarora in the future;

  •
  pipelines competing with Northern Border Pipeline and Tuscarora;

  •
  increases in Northern Border Pipeline's and Tuscarora's maintenance and operating costs; and

  •
  expansion costs related to these systems.

        Other factors that affect the actual amount of cash that we will have available for distribution to our unitholders include the following:

  •
  the amount of cash set aside and the adjustment in reserves made by our general partner in its sole discretion;

  •
  required principal and interest payments on our debt;

  •
  the cost of acquisitions, including related debt service payments; and

  •
  our issuance of debt and equity securities.

Cash distributions are dependent primarily on our cash flow, financial reserves and working capital borrowings.

        Cash distributions are not dependent solely on our profitability, which is affected by non-cash items. Therefore, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record profits.

Northern Border Pipeline's and Tuscarora's indebtedness may limit their ability to borrow additional funds, make distributions to us or capitalize on business opportunities.

        Northern Border Pipeline is prohibited from making cash distributions during an event of default under its debt instruments. Provisions in Northern Border Pipeline's debt instruments limit its ability to incur indebtedness and engage in specific transactions that could reduce its ability to capitalize on business opportunities that arise in the course of its business. Similarly, Tuscarora is prohibited from making cash distributions during an event of default under its debt instruments. Under Tuscarora's debt instruments, Tuscarora has granted a security interest in certain of its transportation contracts, which is available to noteholders upon an event of default. Any future refinancing of Northern Border Partners' or Tuscarora's existing indebtedness or any new indebtedness could have similar or greater restrictions.

If we are unable to make acquisitions on economically and operationally acceptable terms, either from third parties or TransCanada, our future financial performance will be limited to our participation in Northern Border Pipeline and Tuscarora.

        We may not be able to:

  •
  identify attractive acquisition candidates in the future;

  •
  acquire assets on economically acceptable terms;

  •
  make acquisitions that will not be dilutive to earnings and operating surplus; or

  •
  incur additional debt to finance an acquisition without affecting our ability to make distributions to unitholders.

        Future acquisitions may involve the expenditure of significant funds. Depending upon the nature, size and timing of future acquisitions, we may be required to obtain additional financing. Additional financing may not be available to us on acceptable terms.

        In addition, we may not be able to acquire any more of TransCanada's United States pipeline assets. Neither our partnership agreement nor any other agreement requires TransCanada to pursue a business strategy that favors us, and TransCanada is under no obligation to make available to us business opportunities that may be beneficial to us. TransCanada's future acquisitions may not provide acquisition opportunities to us or, if these opportunities arose, they may not be on terms attractive to us. Moreover, TransCanada is not obligated to offer to us any assets it acquires as part of any future acquisitions.

Majority control of the Northern Border Pipeline management committee by affiliates of ONEOK, Inc. may limit our ability to influence Northern Border Pipeline.

        We own a 30% general partner interest in Northern Border Pipeline. The remaining 70% general partner interest in Northern Border Pipeline is owned by Northern Border Partners, L.P., a publicly traded limited partnership, which is not affiliated with us. ONEOK controls 57.75% of the Northern Border Pipeline management committee. Except as to any matters requiring unanimity, such as significant expansions or extensions to the pipeline system, the acceptance of rate cases and changes to, or suspensions of, the cash distribution policy, management committee members designated by ONEOK have the power to approve a particular matter requiring a majority vote despite the fact that our representative may vote against the project or other matter. Conversely, with respect to any matter requiring a majority vote, management committee members designated by ONEOK may disapprove a particular matter despite the fact that our representative may vote in favor of that matter.

If the Federal Energy Regulatory Commission (FERC) requires that Northern Border Pipeline's or Tuscarora's tariff be changed, Northern Border Pipeline's or Tuscarora's respective cash flows may be adversely affected.

        Northern Border Pipeline and Tuscarora are subject to extensive regulation by the FERC. The FERC's regulatory authority is not limited to but extends to matters including:

  •
  transportation of natural gas;

  •
  rates and charges;

  •
  construction of new facilities;

  •
  acquisition, extension or abandonment of services and facilities;

  •
  accounts and records;

  •
  depreciation and amortization policies; and

  •
  operating terms and conditions of service.

        Given the extent of regulation by the FERC and potential changes to regulations, we cannot predict:

  •
  the likely federal regulations under which Northern Border Pipeline or Tuscarora will operate in the future;

  •
  the effect that regulation will have on Northern Border Pipeline's, Tuscarora's or our financial positions, results of operations and cash flows; or

  •
  whether our cash flow will be adequate to make distributions to unitholders.

        Northern Border Pipeline's ability to file for an increase of its rates before November 2005 to recover increases in most types of costs has been substantially eliminated as a result of the settlement of its last rate case. Any future rate increases proposed by Northern Border Pipeline will be subject to FERC approval.

If Northern Border Pipeline or Tuscarora do not maintain or increase their respective rate bases by successfully completing FERC-approved projects, the amount of revenue attributable to the return on the rate base they collect from their shippers will decrease over time.

        The Northern Border and Tuscarora pipeline systems are generally allowed to collect from their customers a return on their assets or "rate base" as reflected in their financial records as well as recover that rate base through depreciation. The amount they may collect from customers decreases as the rate base declines as a result of, among other things, depreciation and amortization. In order to avoid a reduction in the level of cash available for distributions to its partners, based on its current FERC-approved tariff, each of these pipelines must maintain or increase its rate base through projects that maintain or add to existing pipeline facilities. These projects will depend upon many factors including:

  •
  sufficient demand for natural gas;

  •
  an adequate supply of proved natural gas reserves;

  •
  available capacity on pipelines that connect with these pipelines;

  •
  the execution of natural gas transportation contracts;

  •
  the approval of any expansion or extension of the pipeline systems by their respective management committees;

  •
  obtaining financing for these projects; and

  •
  receipt and acceptance of necessary regulatory approvals.

        Northern Border Pipeline's and Tuscarora's ability to complete these projects is also subject to numerous business, economic, regulatory, competitive and political uncertainties beyond its control, and neither Northern Border Pipeline nor Tuscarora may be able to complete these projects.

If any significant shipper fails to perform its contractual obligations, Northern Border Pipeline's or Tuscarora's respective cash flows and financial condition could be adversely impacted.

        As of December 31, 2003, the three largest shippers on the Northern Border pipeline system accounted for approximately 49% of contracted capacity. Sierra Pacific Power, a wholly owned subsidiary of Sierra Pacific Resources, is Tuscarora's largest shipper, with firm contracts for approximately 68% of its capacity. Sierra Pacific Resources and Sierra Pacific Power have below-investment grade credit ratings. While TC PipeLines has no current indication that Sierra Pacific Power is unable to meet its ongoing contractual obligations, TC PipeLines is unable to predict the future financial condition of Sierra Pacific Power and its long-term ability to meet its obligations under existing agreements with Tuscarora. If any of the significant shippers on either Northern Border Pipeline or Tuscarora fail to meet their contractual obligations, our ability to make cash distributions to our unitholders at current levels may be adversely affected.

The long-term financial conditions of Northern Border Pipeline and Tuscarora, and as a result, of TC PipeLines, are dependent on the continued availability of western Canadian natural gas for import into the United States.

        The development of additional natural gas reserves requires significant capital expenditures by others for exploration and development drilling and the installation of production, gathering, storage, transportation and other facilities that permit natural gas to be produced and delivered to pipelines that interconnect with Northern Border's or Tuscarora's pipeline systems. Low prices for natural gas, regulatory limitations, or the lack of available capital for these projects could adversely affect the development of additional reserves and the production, gathering, storage, pipeline transmission, import and export of natural gas supplies. If the availability of western Canadian natural gas were to decline, existing shippers on the Northern Border and Tuscarora pipeline systems may be unlikely to extend their contracts and Northern Border Pipeline and Tuscarora may be unable to find replacement shippers for lost capacity. Furthermore, additional natural gas reserves may not be developed in commercial quantities and in sufficient amounts to fill the capacities of each of the Northern Border and Tuscarora pipeline systems.

Northern Border Pipeline's and Tuscarora's businesses depend in part on the level of demand for western Canadian natural gas in the markets the pipeline systems serve. If demand for western Canadian natural gas decreases, shippers may not enter into or renew contracts.

        Northern Border Pipeline's and Tuscarora's businesses depend in part on the level of demand for western Canadian natural gas in the markets the pipeline systems serve. The volumes of natural gas delivered to these markets from other sources affect the demand for both western Canadian natural gas and use of these pipeline systems. Demand for western Canadian natural gas also influences the ability and willingness of shippers to use the Northern Border and Tuscarora pipeline systems to meet the demand that these pipeline systems serve. If either of the Northern Border or Tuscarora pipeline systems are used less over the long term, we may have lower revenues and less cash to distribute to our unitholders.

Because of the highly competitive nature of the natural gas transmission business, Northern Border Pipeline and Tuscarora may not be able to maintain existing customers or acquire new customers when the current shipper contracts expire.

        Other pipeline systems that transport natural gas serve the same markets served by the Northern Border and Tuscarora pipeline systems. As a result, Northern Border Pipeline and Tuscarora face competition from other pipeline systems.

        Northern Border Pipeline may not be able to renew or replace expiring contracts. The renewal or replacement of existing contracts with customers of Northern Border Pipeline depends on a number of factors beyond Northern Border Pipeline's control, including:

  •
  the supply of natural gas in Canada and the United States;

  •
  competition from alternative sources of supply in the United States;

  •
  competition from other pipelines; and

  •
  the price of, and demand for, natural gas in markets served by the Northern Border pipeline system.

        With contracts scheduled to expire through May 2005, approximately 800 MMcf/d or 30% of capacity will become available on the Northern Border Pipeline system from port of Morgan, Montana to the Venture, Iowa delivery point. Because the forward natural gas basis differentials between Western Canada and Northern Border Pipeline's market centers may be less than the total transportation cost at maximum tariff rates, Northern Border Pipeline may sell a significant portion of available capacity on a short-term basis. Additionally, if the forward natural gas basis differentials do not support maximum rates, Northern Border Pipeline's revenue may be adversely affected.

        Tuscarora competes in the northern Nevada natural gas transmission market with Paiute Pipeline Co., owned by Southwest Gas Co. of Las Vegas, Nevada. The Paiute pipeline interconnects with Northwest Pipeline Corp. at the Nevada-Idaho border and transports gas from British Columbia and the U.S. Rocky Mountain Basin to the northern Nevada market. As a result of competition from the Paiute pipeline,

Tuscarora's proposed 2005 expansion was canceled pursuant to the October 2004 settlement with the potential expansion shippers.

        TransCanada's main pipeline systems transport natural gas from the same natural gas reserves in western Canada that are used by Northern Border Pipeline's and Tuscarora's customers. TransCanada is not prohibited from actively competing with Northern Border Pipeline for the transport of western Canadian natural gas.

Northern Border Pipeline's and Tuscarora's operations are regulated by federal and state agencies responsible for environmental protection and operational safety.

        Risks of substantial costs and liabilities are inherent in pipeline operations and each of Northern Border Pipeline and Tuscarora may incur substantial costs and liabilities in the future as a result of stricter environmental and safety laws, regulations and enforcement policies and claims for personal or property damages resulting from Northern Border Pipeline's or Tuscarora's operations. If either Northern Border Pipeline or Tuscarora, as applicable, is not able to recover these costs, cash distributions to unitholders could be adversely affected.

        Northern Border Pipeline's and Tuscarora's operations are subject to operational hazards and unforeseen interruptions, including natural disasters, adverse weather, accidents or other events beyond their control. A casualty occurrence might result in a loss of equipment or life, as well as injury and extensive property or environmental damage.

Risks Inherent in an Investment in TC PipeLines

You will have limited voting rights and will not control our general partner.

        The general partner is our manager and operator. Unlike the holders of common stock in a corporation, holders of common units will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner on an annual or other continuing basis. Our general partner may not be removed except by the vote of the holders of at least 66 2/3% of the outstanding units and upon the election of a successor general partner by the vote of the holders of a majority of the outstanding common units. These required votes would include the votes of units owned by our general partner and its affiliates. The ownership of an aggregate of approximately 32% of the outstanding units by our general partner and its affiliates has the practical effect of making removal of our general partner difficult.

        In addition, the partnership agreement contains some provisions that may have the effect of discouraging a person or group from attempting to remove our general partner or otherwise change our management. If our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

  •
  any existing arrearages in the payment of the minimum quarterly distributions on the common units will be extinguished, and

  •
  our general partner will have the right to convert its general partner interests and its incentive distribution rights into common units or to receive cash in exchange for those interests.

        These provisions may diminish the price at which the common units will trade under some circumstances.

        The partnership agreement also contains provisions limiting the ability of unitholders to call meetings of unitholders or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management. Further, if any person or group other than our general partner or its affiliates or a direct transferee of our general partner or its affiliates acquires beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights with respect to all of its units. As a result, you will have limited influence on matters affecting our operations, and third parties may find it difficult to attempt to gain control of us, or influence our activities.

We may issue additional common units without unitholder approval, which would dilute existing unitholders' interest.

        Our general partner can cause us to issue additional common units, without the approval of unitholders, in the following circumstances:

  •
  under employee benefit plans, if any;

  •
  upon conversion of the general partner interests and incentive distribution rights into common units as a result of the withdrawal of our general partner; or

  •
  in connection with acquisitions or capital improvements that are accretive to our cash flow on a per-unit basis.

        In addition, we may issue an unlimited number of limited partner interests of any type without the approval of the unitholders. Based on the circumstances of each case, the issuance of additional common units or securities ranking senior to or on a parity with the common units may dilute the value of the interests of the then-existing holders of common units in the net assets of TC PipeLines and dilute the interests of unitholders in distributions by TC PipeLines. Our partnership agreement does not give the unitholders the right to approve the issuance by us of equity securities ranking junior to the common units at any time.

Issuance of additional common units will increase the risk that we will be unable to pay the full minimum quarterly distribution on all common units.

        Our ability to pay the full minimum quarterly distribution on all the common units may be reduced by any increase in the number of outstanding common units. Additional common units would be issued:

  •
  upon the conversion of the general partner interests and the incentive distribution rights as a result of the withdrawal of the general partner; or

  •
  as a result of future issuances of common units.

        Any of these actions will increase the percentage of the aggregate minimum quarterly distribution payable to the common unitholders, which will in turn have the effect of increasing the risk that we will be unable to pay the minimum quarterly distribution in full on all the common units.

Cost reimbursements due to our general partner may be substantial and could reduce our cash available for distribution.

        Prior to making any distribution on the common units, we will reimburse our general partner and its affiliates, including officers and directors of the general partner, for all expenses incurred by our general partner and its affiliates on our behalf. During the year ended December 31, 2003, and during the nine-month period ended September 30, 2004, we paid fees and reimbursements to our general partner in the amounts of $0.7 and $0.6 million, respectively. Our general partner in its sole discretion will determine the amount of these expenses. In addition, our general partner and its affiliates may provide us services for which we will be charged reasonable fees as determined by the general partner. The reimbursement of expenses and the payment of fees could adversely affect our ability to make distributions.

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

        If our general partner and its affiliates who currently own approximately 32% of our common units come to own 80% or more of the common units, the general partner will have the right, which it may assign to any of its affiliates or us, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price generally equal to the then-current market price of the common units. As a consequence, you may be required to sell your common units at a time when you may not desire to sell them or at a price that is less than the price you would desire to receive upon sale. You may also incur a tax liability upon a sale of your units.

Unitholders may not have limited liability in some circumstances.

        The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. If it were to be determined that:

  •
  TC PipeLines had been conducting business in any state without compliance with the applicable limited partnership statute, or

  •
  the right or the exercise of the right by the unitholders as a group to remove or replace our general partner, to approve some amendments to the partnership agreement or to take other action under the partnership agreement constituted participation in the "control" of TC PipeLines' business, then you could be held liable in some circumstances for TC PipeLines' obligations to the same extent as a general partner. In addition, under some circumstances a unitholder may be liable to TC PipeLines for the amount of a distribution for a period of three years from the date of the distribution.

Without the consent of each unitholder, Northern Border Pipeline or Tuscarora might be converted into a corporation, which would result in Northern Border Pipeline or Tuscarora, as the case may be, being subject to corporate income taxes.

        If it becomes unlawful to conduct the business of Northern Border Pipeline or Tuscarora as a partnership and some other conditions are satisfied, the business and assets of Northern Border Pipeline or Tuscarora, as the case may be, will automatically be transferred to a corporation without the vote or consent of unitholders. Therefore, you would not receive a proxy or consent solicitation statement in connection with that transaction. However, we believe that it is unlikely that circumstances requiring an automatic transfer will occur. A transfer to corporate form would result in Northern Border Pipeline or Tuscarora being subject to corporate income taxes and would likely be materially adverse to its, and, therefore, our, results of operations and financial condition.

If we were to be found to be an "investment company" under the Investment Company Act of 1940, our contracts may be voidable and our offers of securities may be subject to rescission.

        If we were deemed to be an unregistered "investment company" under the Investment Company Act, our contracts may be voidable and our offers of securities may be subject to rescission, and we may also be subject to other materially adverse consequences.

        Our sole assets consist of a 30% general partner interest in Northern Border Pipeline and 49% general partner interest in Tuscarora. We could be deemed to be an "investment company" under the Investment Company Act if these general partner interests constituted an "investment security", as defined in the Investment Company Act. If we were deemed to be an "investment company", then we would be required to be registered as an investment company under the Investment Company Act. In that case, there would be a substantial risk that we would be in violation of the Investment Company Act because of the practical inability to register under the Investment Company Act.

If we were to lose TransCanada's management expertise, we would not have sufficient stand-alone resources to operate.

        We do not presently have sufficient stand-alone management resources to operate without services provided by TransCanada. Further, we would not be able to evaluate potential acquisitions and successfully complete acquisitions without TransCanada's resources.

Our credit facilities may limit our ability to borrow additional funds or capitalize on business opportunities.

        Our credit facilities contain restrictive covenants that may prevent us from engaging in certain transactions that we deem beneficial. These agreements require us to comply with various affirmative and negative covenants including restrictions on:

  •
  entering into mergers, consolidations and sales of assets;

  •
  granting liens; and

  •
  material amendments to the TC PipeLines's partnership agreement.

        In addition, our third party credit facility requires us to maintain certain financial ratios and contains restrictions on:

  •
  incurring additional debt; and

  •
  distributions to partners.

        The instruments governing any future debt may contain similar restrictions.

Tax Risks

        For a general discussion of expected material federal income tax consequences of owning and disposing of common units or debt securities, please read "Tax Considerations".

The IRS could treat us as a corporation, which would substantially reduce the cash available for distribution to unitholders.

        The anticipated after-tax benefit of an investment in us depends largely on our classification as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, distributions would generally be taxed again to you as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as an entity, the cash available for distribution to you would be substantially reduced. Our treatment as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to you and thus would likely result in a substantial reduction in the value of the common units.

        Current law may change so as to cause us to be taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then specified provisions of the partnership agreement relating to distributions will be subject to change. These changes would include a decrease in distributions to reflect the impact of that law on us.

We have not requested an IRS ruling with respect to our tax treatment.

        We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from our counsel's conclusions expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for the common units and the price at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some or all of the unitholders and the general partner.

You may be required to pay taxes on income from us even if you receive no cash distributions.

        You will be required to pay federal income taxes and, in some cases, state and local income taxes on your allocable share of our income, whether or not you receive cash distributions from us. You may not receive cash distributions equal to your allocable share of our taxable income or even the tax liability that results from that income.

Tax gain or loss on the disposition of common units could be different than expected.

        If you sell your common units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those common units. Prior distributions in excess of the total net taxable income you were allocated for a common unit which decreased your tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than your tax basis in that common unit, even if the price is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. If the IRS successfully contests some conventions we use, you could recognize more gain on the sale of common units than would be the case under those conventions without the benefit of decreased income in prior years.

Investors other than individuals that are U.S. residents may have adverse tax consequences from owning common units.

        Investment in common units by tax-exempt entities, regulated investment companies and foreign persons raises issues unique to these persons. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Recent legislation treats net income derived from the ownership of certain publicly traded partnerships as qualifying income to a regulated investment company. However, this legislation is only effective for taxable years beginning after October 22, 2004, the date of enactment. For taxable years beginning prior to the date of enactment, very little of our income will be qualifying income to a regulated investment company. Distributions to foreign persons will be reduced by withholding taxes. Foreign persons will be required to file federal income tax returns and pay tax on their share of our taxable income.

We have registered as a "tax shelter." This may increase the risk of an IRS audit of TC PipeLines or a unitholder.

        We have registered as a "tax shelter" with the Secretary of the Treasury. Prior to enactment of recent legislation, the IRS required that some types of entities, including some partnerships, register as "tax shelters" in response to the perception that they claim tax benefits that the IRS may believe to be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% interest in us has a very limited right to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in your tax returns and may lead to audits of your tax returns and adjustments of items unrelated to us. You would bear the cost of any expenses incurred in connection with an examination of your personal tax return.

We treat a purchaser of common units as having the same tax benefits as the seller. A successful IRS challenge could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units, we have adopted depreciation and amortization conventions that do not conform to all aspects of specified Treasury regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to you or could affect the timing of tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of the common units or result in audit adjustments to your tax returns.

The sale or exchange of 50% or more of our capital and profits interests will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read "Tax Considerations — Disposition of Common Units — Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

You will likely be subject to state and local taxes as a result of an investment in units.

        In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property. You may be required to file state and local income tax returns and pay state and local income taxes in some or all of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. It is your responsibility to file all required United States federal, state and local tax returns. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of securities for general purposes, repayment of debt, capital expenditures, future acquisitions and working capital.

        Unless otherwise provided in a prospectus supplement, we will not receive any proceeds from the sale of our common units by the Selling Unitholders.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	May 28 - December 31, 1999	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
Ratio of Earnings to Fixed Charges	N/A(1)	68.34x	39.34x	107.91x	240.55x	110.56x

(1)
On May 28, 1999, we acquired a 30% interest in Northern Border Pipeline. Prior to that date, we had no operations. We did not incur interest expense during the period May 28, 1999 to December 31, 1999.

        For purposes of calculating the ratio of earnings to fixed charges:

  •
  "earnings" represents the aggregate of income from continuing operations before undistributed income from equity investees and fixed charges; and

  •
  "fixed charges" represents interest expense.

DESCRIPTION OF COMMON UNITS

Number Of Units

        We currently have 17,500,000 common units outstanding, of which 11,890,694 are held by the public and 5,609,306 are held by the Selling Unitholders. The common units represent an aggregate 98% limited partner interest and the general partner interest represents an aggregate 2% general partner interest in the partnership.

        Under our partnership agreement we may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as may be established by the general partner in its sole discretion.

Distributions

        In general, the general partner is entitled to 2% of all cash distributions and the unitholders are entitled to the remaining 98% of all cash distributions. We will make quarterly cash distributions to our partners comprising all of our Available Cash. Available Cash is defined in the partnership agreement and generally means, with respect to any quarter of the partnership, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

  •
  provide for the proper conduct of our business (including reserves for future capital expenditures and for anticipated credit needs);

  •
  comply with applicable laws or any of our debt instruments or agreements; or

  •
  provide funds for cash distributions to unitholders and the general partner in respect of any one or more of the next four quarters.

        We distribute Available Cash from our operations in the following manner:

  •
  First, 98% to all units, pro rata, and 2% to the general partner, until each unitholder has received the minimum quarterly distribution of $0.45 per common unit for that quarter;

  •
  Second, 85% to all units, pro rata, and 15% to the general partner, until each unitholder has received a total of $0.5275 for that quarter;

  •
  Third, 75% to all units, pro rata, and 25% to the general partner, until each unitholder has received a total of $0.69 for that quarter; and

  •
  Thereafter, 50% to all units, pro rata, and 50% to the general partner.

Voting

        Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders; provided that, if at any time any person or group owns beneficially 20% or more of all common units, such common units so owned may not be voted on any matter and may not be considered to be outstanding when sending notices of a meeting of unitholders (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement.

Listing

        Our outstanding common units are listed on the Nasdaq Stock Market under the symbol "TCLP." Any additional common units we issue will also be listed on Nasdaq.

Transfer Agent And Registrar

        Our transfer agent and registrar for the common units is Mellon Investor Services, LLC.

DESCRIPTION OF DEBT SECURITIES

        The following description sets forth the general terms and provisions that could apply to the debt securities. Each prospectus supplement will state the particular terms that actually will apply to the debt securities included in the supplement.

        The debt securities will be either our senior debt securities or our subordinated securities. We do not have any debt securities outstanding at this time.

        In addition to the following summary, you should refer to the applicable provisions of the senior indenture and the subordinated indenture for more detailed information. We have filed forms of each of the senior indenture and the subordinated indenture as exhibits to the registration statement of which this prospectus is a part. The final indentures and the applicable supplemental indentures will be filed as exhibits to a Current Report on Form 8-K in connection with a particular offering.

        Neither indenture limits the aggregate principal amount of debt securities that we may issue under that indenture. The debt securities may be issued in one or more series as we may authorize at various times. All debt securities will be unsecured. The senior securities will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated securities will be subordinated to senior indebtedness as described under "Provisions Only in the Subordinated Indenture — Subordinated Debt Securities Subordinated to Senior Debt" below.

Specific Terms of each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to such debt securities. These terms will include some or all of the following:

  •
  the form and title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the currency or currencies in which principal and interest will be paid;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

  •
  the dates on which the principal of the debt securities will be payable;

  •
  the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

  •
  any conversion or exchange provisions;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  any Events of Default or covenants; and

  •
  any other terms of the debt securities.

Provisions Only in the Senior Indenture

        The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt and senior in right of payment to any of our subordinated debt (including the subordinated debt securities). The senior indenture may contain restrictive covenants, including provisions that:

  •
  limit our ability to put liens on any of our property or assets; and

  •
  limit our ability to sell and lease back our principal assets.

        The subordinated indenture may not contain any similar provisions. We have described below these provisions and some of the defined terms used in them.

Limitation on Liens

        The Senior Indenture may provide that we will not, nor will we permit any Subsidiary to, create, assume, incur or suffer to exist any lien upon any property or assets, whether owned or leased on the date of the Senior Indenture or thereafter acquired, to secure any debt of TC PipeLines or any other person (other than the senior debt securities issued thereunder), without in any such case making effective provision whereby all of the senior debt securities outstanding thereunder shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

        This restriction does not apply to:

  1.
  Permitted Liens (as defined below);

  2.
  any lien which secures Non-Recourse Debt (as defined below) of TC PipeLines or any Subsidiary;

  3.
  any lien upon any property or assets of TC PipeLines or any Subsidiary in existence on the date the senior debt securities of such series are first issued or created pursuant to an "after-acquired property" clause or similar term or arising thereafter pursuant to contractual commitments entered into prior to and existing on such date;

  4.
  any lien upon any property or assets created at the time of acquisition of such property or assets by TC PipeLines or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

  5.
  any lien upon any property or assets existing thereon at the time of the acquisition thereof by TC PipeLines or any Subsidiary; provided, however, that such lien only encumbers the property or assets so acquired;

  6.
  any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided, however, that such lien only encumbers the property or assets of such person at the time such person becomes a Subsidiary;

  7.
  any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), or to provide funds for any such purpose;

  8.
  liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which TC PipeLines or the applicable Subsidiary has not exhausted its appellate rights;

  9.
  any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by clauses (1) through (8) above; or

  10.
  any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any lien, in whole or in part, referred to in clauses (1) through (9) above, or of any debt secured thereby; provided, however, that the principal amount of debt secured thereby shall not exceed the greater of the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property);

  11.
  any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of TC PipeLines or any Subsidiary; or

  12.
  any lien on current assets securing any debt to any bank or banks or other lending institution or institutions incurred in the ordinary course of business and for the purpose of carrying on the same, repayable or maturing within 18 months of the date when such debt is incurred or the date of any renewal or extension thereof.

        Notwithstanding the foregoing, under the Senior Indenture, we may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien upon any property or assets to secure debt of TC PipeLines or any person (other than the senior debt securities) that is not excepted by clauses (1) through (12), inclusive, above without securing the senior debt securities issued under the Senior Indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the Restriction on Sale-Leasebacks covenant described below) does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

        "Non-Recourse Debt" means:

  •
  any debt (other than endorsements for collection in the ordinary course of business) in respect of obligations of another person incurred or assumed to finance or refinance the creation, development, construction or acquisition of assets and

  •
  any increases in or extensions, renewals or refunding of any such debt,

        provided that the recourse of the lender thereof or any agent, trustee, receiver or other person acting on behalf of the lender in respect of such debt or any judgment in respect thereof is limited in all circumstances (other than in respect of false or misleading representations or warranties and customary indemnities provided with respect to such financings) to the assets created, developed, constructed, or acquired with respect to which such debt has been incurred or assumed and to any receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral arising from or connected with the assets created, developed, constructed or acquired (and, for certainty, shall include the shares or other ownership interests of a single purpose entity (or any parent thereof) which holds only such assets and other rights and collateral arising from or connected therewith) and to which the lender has recourse.

        "Permitted Liens" means:

  1.
  liens upon rights-of-way for pipeline purposes;

  2.
  any statutory or governmental lien or lien arising by operation of law, or any mechanics', repairmen's, materialmen's, suppliers', carriers', landlords', warehousemen's or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

  3.
  the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture, or to designate a purchaser of, any property;

  4.
  liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested in good faith at the time by TC PipeLines or any Subsidiary;

  5.
  liens of, or to secure performance of, leases;

  6.
  any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

  7.
  any lien upon property or assets acquired or sold by TC PipeLines or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

  8.
  any lien incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

  9.
  any lien in favor of TC PipeLines or any Subsidiary;

  10.
  any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by TC PipeLines or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

  11.
  any lien securing industrial development, pollution control or similar revenue bonds;

  12.
  any lien securing debt of TC PipeLines or any Subsidiary, all or a portion of the net proceeds of which are used, substantially concurrent with the funding thereof (and for purposes of determining such "substantial concurrence," taking into consideration, among other things, required notices to be given to holders of outstanding securities under the Indenture (including the debt securities) in connection with such refunding, refinancing or repurchase, and the required corresponding durations thereof), to refinance, refund or repurchase all outstanding securities under the Indenture (including the debt securities), including the amount of all accrued interest thereon and reasonable fees and expenses and premium, if any, incurred by TC PipeLines or any Subsidiary in connection therewith;

  13.
  liens in favor of any person to secure obligations under the provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or

  14.
  any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations.

        "Consolidated Net Tangible Assets" means, at any date of determination, the total amount of assets after deducting therefrom:

  •
  all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and

  •
  the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the consolidated balance sheet of TC PipeLines and its consolidated subsidiaries for TC PipeLines' most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

Restrictions on Sale-Leasebacks

        The Senior Indenture may provide that we will not, and will not permit any Subsidiary to, engage in the sale or transfer by TC PipeLines or any Subsidiary of any property or assets to a person (other than TC PipeLines or a Subsidiary) and the taking back by TC PipeLines or any Subsidiary, as the case may be, of a lease of such property or assets (a "Sale-Leaseback Transaction"), unless:

  1.
  such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the property or assets subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such property or assets, whichever is later;

  2.
  the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

  3.
  TC PipeLines or such Subsidiary would be entitled to incur debt secured by a lien on the property or assets subject thereto in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the Securities; or

  4.
  TC PipeLines or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption, reduction or retirement of Pari Passu Debt of the Partnership, or (B) the expenditure or expenditures for property or assets used or to be used in the ordinary course of business of the Partnership or its Subsidiaries.

        "Pari Passu Debt" means any debt of TC PipeLines, whether outstanding on the date any securities are issued under the Indenture or thereafter created, incurred or assumed, unless in the case of any particular debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such debt shall be subordinated in right of payment to the securities.

        Notwithstanding the foregoing, TC PipeLines may, and may permit any of its Subsidiaries to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4) above; provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding debt (other than the senior debt securities) secured by liens upon any property or assets of TC PipeLines or its Subsidiaries not excepted by clauses (1) through (12) of the second paragraph of the limitation on liens covenant described above, do not exceed 15% of the Consolidated Net Tangible Assets.

Provisions Only in the Subordinated Indenture

Subordinated Debt Securities Subordinated to Senior Debt

        The subordinated debt securities will rank junior in right of payment to all of our Senior Debt. "Senior Debt" is defined to include all notes or other evidences of indebtedness, including our guarantees for money we borrowed, not expressed to be subordinate or junior in right of payment to any other of our indebtedness.

Payment Blockages

        The subordinated indenture may provide that no payment of principal, interest or any premium on the subordinated debt securities may be made in the event that we fail to pay when due any amounts on any Senior Debt and in other instances specified in the indenture.

No Limitation on Amount of Senior Debt

        The subordinated indenture will not limit the amount of Senior Debt that we may incur.

Consolidation, Merger or Asset Sale

        We may not consolidate with or merge into any other entity or sell, lease or transfer our properties and assets as, or substantially as, an entirety to, any entity, unless:

  1.
  (a) in the case of a merger, TC PipeLines is the surviving entity, or (b) the entity formed by such consolidation or into which TC PipeLines is merged or the entity which acquires by sale or transfer, or which leases, the properties and assets of TC PipeLines as, or substantially as, an entity expressly assumes the due and punctual payment of the principal of and any premium and interest on all the debt securities under the Indentures and the performance or observance of every covenant of the Indentures on the part of TC PipeLines to be performed or observed and shall have expressly provided for conversion rights in respect of any series of outstanding securities with conversion rights;

  2.
  the surviving entity or successor entity is an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

  3.
  immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

  4.
  TC PipeLines has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, sale, transfer or lease and such supplemental indenture required, if any, comply with the Indentures and that all conditions precedent herein provided for relating to such transaction have been complied with.

Modification of Indentures

        We may modify or amend each Indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the Indenture affected by the modification or amendment consent to it. Without the consent of each outstanding debt security affected, however, no modification may:

  •
  change the stated maturity of the principal of or any installment of principal of or interest on any debt security;

  •
  reduce the principal amount of, the interest rate on or the premium payable upon redemption of any debt security;

  •
  reduce the principal amount of an original discount debt security payable upon acceleration of maturity;

  •
  change the place of payment where any debt security or any premium or interest on any debt security is payable;

  •
  change the coin or currency in which any debt security or any premium or interest on any debt security is payable;

  •
  impair the right to institute suit for the enforcement of any payment on any debt security;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify the Indenture, to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

  •
  modify any of the above provisions.

        We may modify or amend the Indenture without the consent of any holders of the debt securities in certain circumstances or for certain purposes, including:

  •
  to secure the senior debt securities as described above under "Provisions Only in the Senior Indenture-Limitations on Liens";

  •
  to provide for the assumption of our obligations under the Indenture and the debt securities by a successor upon any merger, consolidation or asset transfer;

  •
  to add covenants and events of default or to surrender any rights we have under the Indenture;

  •
  to make any change that does not adversely affect any outstanding debt securities of a series in any material respect;

  •
  to supplement the Indenture in order to establish a new series under the Indenture;

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to provide for successor trustees;

  •
  to qualify the Indenture under the Trust Indenture Act;

  •
  to provide for uncertificated securities in addition to certificated securities;

  •
  to supplement any provision of the Indenture necessary to permit or facilitate the defeasance and discharge of any series of Securities so long as that action does not adversely affect the interests of the holders of any outstanding securities; and

  •
  to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the securities may be listed or traded.

        The holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults under the Indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

Events of Default and Remedies

        "Event of Default" when used in an Indenture, may mean any of the following:

  •
  failure to pay the principal of or any premium on any debt security when due;

  •
  failure to pay interest on any debt security for 60 days;

  •
  failure to perform any other covenant or warranty in the Indenture that continues for 90 days after being given written notice;

  •
  certain events of bankruptcy, insolvency or reorganization of TC PipeLines; or

  •
  any other Event of Default included in any Indenture or supplemental indenture.

        The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an Indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

        If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

        Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities.

Registration of Notes

        We may issue debt securities of a series in registered, bearer, coupon or global form.

Minimum Denominations

        Unless the prospectus supplement for each issuance of debt securities states otherwise the securities will be issued in registered form in amounts of $1,000 each or multiples of $1,000.

No Personal Liability of General Partner

        Unless otherwise stated in a prospectus supplement and supplemental indenture relating to a series of debt securities being offered, the General Partner and its directors, officers, employees and shareholders will not have any liability for our obligations under the Indentures or the debt securities. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Payment and Transfer

        Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the Indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

        Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Form, Exchange, Registration and Transfer

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

        We will appoint the trustee under each Indenture as security registrar for the debt securities issued under that Indenture. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities. In the case of any redemption in part, we will not be required:

  •
  to issue, register the transfer of or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption; or

  •
  to register the transfer of or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

Discharging Our Obligations

        We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. We may discharge our obligations under the Indentures or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders of debt securities having to recognize taxable income or loss or subject then to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Book Entry, Delivery and Form

        The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

        Unless otherwise stated in any prospectus supplement, The Depository Trust Company, (DTC) will act as depositary. Book-entry notes of a series will be issued in the form of a global note that will be deposited with DTC. This means that we will not issue certificates to each holder. One global note will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate note, a global note may not be transferred; except that DTC, its nominees and their successors may transfer a global note as a whole to one another.

        Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by DTC and its participants.

        DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

        DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

        We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global notes for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global notes.

        It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global notes as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global notes, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with notes held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

        Debt Securities represented by a global note will be exchangeable for certificated notes with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

  •
  we determine not to require all of the debt securities of a series to be represented by a global note and notify the Trustee of our decision.

The Trustee

Resignation or Removal of Trustee

        Under provisions of the Indentures and the Trust Indenture Act of 1939, as amended, governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the Subordinated Indenture or the Senior Indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the Senior Indenture or the Subordinated Indenture. Any resignation will require the appointment of a successor trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture. We may appoint a separate trustee for any series of debt securities. We use the term "Trustee" to refer to the trustee appointed with respect to any such series of debt securities. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the Trustee with respect to the debt securities of such series.

Limitations on Trustee if it is a Creditor of TC PipeLines

        Each Indenture may contain certain limitations on the right of the Trustee thereunder, in the event that it becomes a creditor of TC PipeLines, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Annual Trustee Report to Holders of Debt Securities

        The Trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the Trustee's eligibility to serve as such, the priority of the Trustee's claims regarding certain advances made by it, and any action taken by the Trustee materially affecting the debt securities.

Certificates and Opinions to be Furnished to Trustee

        Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee shall be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

TAX CONSIDERATIONS

        This section is a summary of material tax considerations that may be relevant to an investment in our securities and, unless otherwise noted in the following discussion, expresses the opinion of Andrews Kurth LLP, our tax counsel, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" are references to TC PipeLines, LP and our subsidiary operating companies.

        No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, partnerships, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts, real estate investment trusts or mutual funds. Accordingly, we recommend that you consult, and depend on your own tax advisor in analyzing the federal, state, local and foreign tax consequences to you of an investment in our securities.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations we make.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

  •
  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "— Tax Consequences of Unit Ownership — Treatment of Short Sales");

  •
  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "— Disposition of Common Units — Allocations Between Transferors and Transferees"); and

  •
  whether our method for depreciating Section 743 adjustments is sustainable (please read "— Tax Consequences of Unit Ownership — Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted tax basis in his partnership interest.

        No ruling has been or will be sought from the IRS with respect to our classification as a partnership for federal income tax purposes, whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code or any other matter affecting us or prospective unitholders. Instead we have relied on the opinion of counsel that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and representations described below, each of TC PipeLines and the intermediate partnerships will each be classified as a partnership for federal income tax purposes.

        In rendering its opinion that we have been and will continue to be treated as partnerships for federal income tax purposes, Andrews Kurth LLP has relied on the factual representations made by us and the general partner, including:

  •
  Neither TC PipeLines nor the intermediate partnerships have elected or will elect to be treated as an association or corporation;

  •
  For each taxable year, more than 90% of our gross income has been and will be derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas, its products and naturally occurring carbon dioxide, or other items of income as to which counsel has or will opine are "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

  •
  Neither we, the general partner, nor any intermediate partnership has approved or will approve any modification to the Northern Border Pipeline partnership agreement, which modification would permit Northern Border Pipeline to engage in any activity other than the transportation (within the meaning of Section 7704(d) of the Internal Revenue Code) of natural gas without first receiving an opinion of counsel to the effect that the modification will not cause Northern Border Pipeline to have income that is not qualifying income.

        Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "qualifying income exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing of natural gas. Other types of qualifying income include interest from other than a financial business, dividends, gains from the sale of real property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our gross income constitutes qualifying income.

        If we fail to meet the qualifying income exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and TC PipeLines, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If any of TC PipeLines or the intermediate partnerships were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the unitholders, and its net income would be taxed to TC PipeLines or the intermediate partnerships at corporate rates. In addition, any distributions we made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in the common units is reduced to zero. Accordingly, treatment of either TC PipeLines or the intermediate partnerships as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

        The discussion below is based on the assumption that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of TC PipeLines will be treated as partners of TC PipeLines for federal income tax purposes. Assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will also be treated as partners of TC PipeLines for federal income tax purposes. Because there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such common units for federal income tax purposes. Please read "— Tax Consequences of Unit Ownership — Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners of TC PipeLines for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by that unitholder. Consequently, a unitholder may be allocated a share of our income even if he has not received a cash distribution. Each unitholder must include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Our distributions to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "— Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years that are equal to the amount of that shortfall.

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if that distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income under Section 751(b) of the Internal Revenue Code. That income will equal the excess of the non-pro rata portion of the distribution over the unitholder's tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units. A unitholder will have an initial tax basis for his common units equal to the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by his share of our losses, by any decrease in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities.

        Limitations on Deductibility of Our Losses.    The ability of a unitholder to deduct his share of our losses is limited first by his tax basis and the amount he has at risk and, second, the application of the passive loss rules.

        The deduction by a unitholder of his share of our losses will first be limited to his tax basis in his common units and, in the case of an individual unitholder or a corporate unitholder who is subject to the "at risk" rules, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than the unitholder's tax basis. A unitholder must recapture losses deducted in previous years to the extent that our distributions cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of his tax basis in his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold his common units if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to common units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities, generally, activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will only be available to offset future income we generate and will not be available to offset income from other passive activities or investments, including other publicly-traded partnerships, or salary or active business income. Passive losses which are not deductible because they exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any suspended passive losses we generate, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to unitholders. In addition, a unitholder's share of our portfolio income will be treated as investment income.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction are allocated among the general partner and the unitholders in accordance with their respective percentage interests in us. At any time that incentive distributions are made to the general partner, gross income is allocated to the general partner to the extent of these distributions. If we have a net loss for the entire year, our items of income, gain, loss and deduction are generally allocated first, to the general partner and the unitholders in accordance with their respective percentage interests to the extent of their positive capital accounts, as maintained under the partnership agreement, and second, to the general partner.

        Specified items of our income, deduction, gain and loss are allocated to account for the difference between the tax basis and fair market value of property contributed or deemed contributed to us by the general partner and its affiliates, and to account for the difference between the fair market value of our assets and their carrying value on our books at the time of any offering made pursuant to this prospectus, referred to in this discussion as "contributed property." The effect of these allocations to a unitholder purchasing common units pursuant to this prospectus will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase. In addition, items of recapture income are allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts to unitholders, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of contributed property, and "tax" capital account, credited with the tax basis of contributed property, will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including the partners' relative contributions to us, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

        Counsel is of the opinion that, with the exception of the issues described in "— Tax Consequences of Unit Ownership — Section 754 Election" and "— Disposition of Common Units — Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust subsequent distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

        Treatment of Short Sales.    A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of ownership of those common units. If so, he would no longer be a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, deduction or loss with respect to those common units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

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  all of these distributions would appear to be treated as ordinary income.

        Counsel has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "— Disposition of Common Units — Recognition of Gain or Loss."

        Tax Rates.    In general, the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income rate for net capital gains of an individual is 15% if the asset disposed of was held for more than 12 months at the time of disposition.

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any of our items of income, gain, deduction or loss for purposes of the alternative minimum tax. In general, the minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in common units on their liability for the alternative minimum tax.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. The election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components:

(1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Treasury Regulations under Section 743 of the Internal Revenue Code require a partnership that adopts the remedial allocation method (which we have done) to depreciate a portion of the Section 743(b) adjustment attributable to recovery property over the remaining cost recovery period for the Section 704(c) built-in gain. Treasury Regulations under Section 197 similarly require a portion of the Section 743(b) adjustment attributable to amortizable Section 197 intangibles to be amortized over the remaining amortization period for the Section 704(c) built-in gain in such intangibles. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 of the Internal Revenue Code is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, we have adopted a convention to preserve the uniformity of common units even if that convention is not consistent with specified Treasury Regulations. Please read "— Uniformity of Common Units."

        Although counsel is unable to opine as to the validity of this method, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation or amortization convention under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to specified unitholders. Please read "— Uniformity of Common Units."

        The allocation of the Section 743(b) adjustment must be made in accordance with the Internal Revenue Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment to goodwill not so allocated by us. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets.

        A Section 754 election is advantageous if the transferee's tax basis in his common units is higher than the common units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have a higher tax basis in his share of our assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his common units is lower than such common units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or adversely by the election.

        The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We currently use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his allocable share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "— Disposition of Common Units — Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The adjusted tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately adjusted gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to any offering will be borne by the general partner and other unitholders as of that time. Please read "— Tax Treatment of Unitholders — Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We will not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own may be required to recapture those deductions as ordinary income upon a sale of his interest in us. Please read "— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction" and "— Disposition of Common Units — Recognition of Gain or Loss."

        The costs incurred in promoting the issuance of common units (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. The underwriting discounts and commissions we incur are treated as syndication costs.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates as to the relative fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years.

Disposition of Common Units

        Recognition of Gain or Loss.    A unitholder will recognize gain or loss on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in common units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Capital gain recognized on the sale of common units held for more than 12 months will generally be taxed at a maximum rate of 15%. A portion of this gain or loss, which could be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the common unit and may be recognized even if there is a net taxable loss realized on the sale of the common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. On the other hand, a selling unitholder who can identify common units transferred with an ascertainable holding period may elect to use the actual holding period of the units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value, if the taxpayer or a related person enters into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to a partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially similar property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses are determined annually, are prorated on a monthly basis and are subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the NASDAQ National Market on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of common units. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns common units at any time during a quarter and who disposes of these common units prior to the record date set for a cash distribution with respect to that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells or exchanges common units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferee of a common unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the common unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

        Constructive Termination.    We will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A termination of TC PipeLines will cause a termination of the intermediate partnerships. Our termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before to the termination.

Uniformity of Common Units

        Because we cannot match transferors and transferees of common units, uniformity of the economic and tax characteristics of the common units to a purchaser of these common units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read "— Tax Consequences of Unit Ownership — Section 754 Election."

        Consistent with the regulations under Section 743, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743, but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property.

        If this kind of aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This convention will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this type of challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. Please read "— Disposition of Common Units — Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to that unitholder.

        A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income. The American Jobs Creation Act of 2004, signed into law on October 22, 2004, also includes net income derived from the ownership of an interest in a "qualified publicly traded partnership" as qualified income to a regulated investment company. We expect that we will meet the definition of a qualified publicly traded partnership. However, this legislation is only effective for taxable years beginning after October 22, 2004.

        Non-resident aliens and foreign corporations, trusts or estates which hold common units will be considered to be engaged in business in the United States on account of ownership of common units. As a consequence they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, we will withhold at applicable rates on actual cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

        Because a foreign corporation which owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. An income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident" may reduce or eliminate this tax. In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a common unit will be subject to federal income tax on gain realized on the disposition of that common unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed upon the disposition of a common unit if that foreign unitholder has held no more than 5% in value of the common units during the five-year period ending on the date of the disposition and if the common units are regularly traded on an established securities market at the time of the disposition.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the unitholder's share of income, gain, loss and deduction. Any of these conventions may not yield a result which conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. The IRS may successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "tax matters partner" for these purposes. Our partnership agreement appoints the general partner as our tax matters partner.

        The tax matters partner will make some elections on our behalf and on behalf of the unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to items in our returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in our profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is

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  a person that is not a United States person,

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  a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

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  a tax-exempt entity;

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  the amount and description of common units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

        Registration as a Tax Shelter.    Prior to the enactment of new legislation, the Internal Revenue Code required that "tax shelters" be registered with the Secretary of the Treasury. The American Jobs Creation Act of 2004 eliminated this tax shelter registration requirement. Although we may not have been subject to the registration requirement on the basis that we would not constitute a tax shelter, we registered as a tax shelter with the Secretary of the Treasury in light of the substantial penalties which might be imposed if registration was required and not undertaken.

        Reportable Transactions.    Treasury regulations require taxpayers to report certain information on IRS Form 8886 if they participate in a "reportable transaction." Unitholders may be required to file this form with the IRS if we participate in a "reportable transaction." A transaction may be a reportable transaction based upon any of several factors. Each unitholder is urged to consult with his own tax advisor concerning the application of any of these factors to his ownership of common units. The American Jobs Creation Act of 2004 contains provisions that impose significant penalties for failure to comply with these disclosure requirements. This new legislation also imposes disclosure and information maintenance obligations on "material advisors" that organize, manage, promote, sell, implement, insure or carry out any "reportable transaction." Each common unitholder is urged to consult his own tax advisor concerning any possible disclosure obligation with respect to his ownership of common units and should be aware that we and our material advisors intend to comply with the information maintenance and disclosure requirements.

        Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

        A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  •
  for which there is, or was, "substantial authority"; or

  •
  as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return.

        More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of our income, gain, loss or deduction included in the distributive shares of unitholders might result in an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

        In addition to federal income taxes, a unitholder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve the non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "— Tax Consequences of Unit Ownership — Entity-Level Collections." Based on current law and our estimate of future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences under the laws of pertinent states and localities of his investment in us. Accordingly, we recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as U.S. federal, tax returns that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

        A description of the material federal income tax consequences of the ownership and disposition of debt securities will be included in the prospectus supplement relating to the offering of debt securities.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended, and restrictions imposed by Section 4975 of the Internal Revenue Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether such investment is prudent under Section 404(a)(1)(B) of ERISA,

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  whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA,

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  the fact that such investment could result in recognition of unrelated business taxable income by such plan even if there is no net income and, if so, the potential after tax return,

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  the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor, and

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  whether, as a result of the investment, the plan will be required to file an exempt organization business income tax return with the IRS.

        The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

        In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets. If so, the general partner also would be a fiduciary of such plan, and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit an employee benefit plan from engaging in transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. These provisions also apply to Individual Retirement Accounts which are not considered part of an employee benefit plan. The Department of Labor issued final regulations on November 13, 1986 that provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

  (1)
  the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under the federal securities laws,

  (2)
  the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries, or

  (3)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA), whether or not they are subject to the provisions of Title I of ERISA, plans described in Section 4975(e)(1) of the Internal Revenue Code, and any entities whose underlying assets include plan assets by reason of a plan's investments in the entity.

        Our assets would not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above. Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

SELLING UNITHOLDERS

        In addition to covering our offering of securities, this prospectus covers the offering for resale of up to 5,609,306 common units by the Selling Unitholders. The information in the table below is as of the date of this prospectus. TransCan Northern Ltd. and TC PipeLines GP, Inc. are indirect wholly owned subsidiaries of TransCanada. TC PipeLines GP, a wholly owned subsidiary of TransCan Northern, is our general partner.

Name	Number of Common Units Owned	Number of Common Units Available for Resale	Number of Common Units Available After Resale(1)
TransCan Northern Ltd. 450 - 1st Street S.W. Calgary, Alberta T2P 5H1 Canada	2,800,000	2,800,000	—
TC PipeLines GP, Inc. 450 - 1st Street S.W. Calgary, Alberta T2P 5H1 Canada	2,809,306	2,809,306	—

(1)
The number of common units shown in this column assumes that the selling unitholder sells all of the common units offered by this prospectus and that, prior to the sale of such common units, the selling unitholder does not acquire additional common units. The selling unitholder may sell none, some or all of the common units offered pursuant to this prospectus or may acquire additional common units.

        The applicable prospectus supplement will set forth, with respect to the Selling Unitholders:

  •
  the name of the Selling Unitholders in the offering;

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  the nature of the position, office or other material relationship which the Selling Unitholders will have had within the prior three years with us or any of our affiliates;

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  the number of common units owned by the Selling Unitholders prior to the offering;

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  the number of common units to be offered for the Selling Unitholders' account; and

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  the amount (if one percent or more) and the percentage of common units to be owned by the Selling Unitholders after the completion of the offering.

        All expenses incurred with the registration of the common units owned by the Selling Unitholders, excluding any separate legal fees and expenses of the Selling Unitholders, will be borne by us.

PLAN OF DISTRIBUTION

        We and the Selling Unitholders may sell the securities covered by this prospectus either separately or concurrently.

Sales of Securities by Us

        We may sell the securities being offered hereby:

  •
  directly to purchasers,

  •
  through agents, or

  •
  through underwriters or dealers.

        We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us or to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

        We may engage Brinson Patrick Securities Corporation and/or one or more other firms to act as our agent (the "Offering Agent") for one or more offerings, from time to time, of our common units. If we reach agreement with the Offering Agent with respect to a specific offering, including the number of common units and any minimum price below which sales may not be made, then the Offering Agent would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such common units on the agreed terms. The Offering Agent could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at the market" offering as defined in Rule 415 promulgated under the Securities Act, including sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part. The Offering Agent will be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, with respect to any sales effected through an "at the market" offering.

        Common units and debt securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

Sales of Common Units by the Selling Unitholders

        Upon registration pursuant to the registration rights agreement, the Selling Unitholders may sell the common units offered by this prospectus from time to time using any one or more of the following methods:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the common units as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales;

  •
  agreements of broker-dealers with the Selling Unitholders to sell a specified number of such common units at a stipulated price per unit;

  •
  sales to underwriters who may resell the common units in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The Selling Unitholders may also sell common units under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the Selling Unitholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Unitholders (or, if any broker-dealer acts as agent for the purchaser of common units, from the purchaser) in amounts to be negotiated. The Selling Unitholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The Selling Unitholders and any broker-dealers or agents that are involved in selling the common units may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common units purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Unitholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common units.

        Under the terms of our partnership agreement, we are obligated to pay all of the costs and expenses of the Selling Unitholders in connection with the registration and any offering of the common units registered by the Selling Unitholders, other than underwriting discounts and commissions.

LEGAL

        Certain legal and tax matters in connection with the securities will be passed upon by Andrews Kurth LLP, Houston, Texas, as our counsel. Any underwriter will be advised about other issues relating to the offering by their own legal counsel.

EXPERTS

        The consolidated financial statements of TC PipeLines, LP and its subsidiaries as at December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent chartered accountants, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements and schedule of Northern Border Pipeline Company as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accountants, and upon the authority of said firm as experts in accounting and auditing.

3,500,000 Common Units

Representing Limited Partner Interests

PROSPECTUS SUPPLEMENT

Citigroup Lehman Brothers Goldman, Sachs & Co. UBS Investment Bank A.G. Edwards

March       , 2005

QuickLinks

TABLES OF CONTENTS PROSPECTUS SUPPLEMENT
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
SUMMARY
TC PipeLines, LP
Partnership Structure and Management
The Offering
Summary Historical Financial and Operating Data
Non-GAAP Financial Measure
Non-GAAP Reconciliation
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS
MANAGEMENT
SELLING UNITHOLDERS
TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
ABOUT TC PIPELINES, LP
Ownership Chart
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF COMMON UNITS
DESCRIPTION OF DEBT SECURITIES
TAX CONSIDERATIONS
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS
SELLING UNITHOLDERS
PLAN OF DISTRIBUTION
LEGAL
EXPERTS